Exhibit 1

YOUR HONOR . JUDGE OF 7th BUSINESS COURT OF THE DISTRICT COURT OF THE CAPITAL OF THE STATE OF RIO DE JANEIRO

Proceeding no. 0203711-65.2016.8.19.0001
Court Supervised Reorganization of Oi S.A. And others

The **TRUSTEE** (Escritório de Advocacia Arnoldo Wald) appointed in the Court-supervised reorganization of **Oi S.A. and others** comes respectfully to request to Your claim, Your Honor to determine to be attached the Monthly Report of Activities ("RMA") regarding September and October 2019.

Rio de Janeiro, December 16, 2019

Signed: [illegible signature]
Trustee
Escritório de Advocacia Arnoldo Wald

MONTHLY REPORT OF ACTIVITIES

RMA

COURT SUPERVISED REORGANIZATION

Oi

November 16
December 2019

December 16, 2019

EXECUTIVE
REPORT

INTRODUCTION

Your Honor Mr. Judge of 7th Business Court Of The District Court Of The Capital Of The State Of Rio De Janeiro

The Trustee, Escritório de Advocacia Arnoldo Wald ("Wald" or "AJ") appointed in the records of Court-supervised Reorganization of Oi Group (proceeding number 0203711-65.2016.8.19.0001), and RC Consultores, subcontracted by AJ to assist in preparation of the Monthly Report of Activities ("RMA") respectfully comes before Your Honor pursuant the above decision of pages 91.223 / 91.224, to submit the RMA for month of September and October 2019 and 3rd quarters of 2019.

As we all know, the Court-supervised Reorganization refers to the following companies:

- Oi S.A. - under Court-supervised reorganization ("Oi S.A.");
- Telemar Norte Leste S.A. - under Court-supervised reorganization ("Telemar Norte Leste");
- Oi Móvel S.A. - under Court-supervised reorganization ("Oi Móvel");
- Copart4 Participações S.A. - under Court-supervised reorganization ("Copart4")[1];
- Copart5 Participações S.A. - under Court-supervised reorganization ("Copart5")[*];
- Portugal Telecom International Finance B.V. - under Court-supervised reorganization ("PTIF"); and
- Oi Brasil Holdings Coöperatief U.A. - under Court-supervised reorganization ("Oi Coop");

This report includes the financial information based mostly on the elements provided by Debtors up to December 16, 2019, which includes the data regarding the months of September and October 2019, to be examined together with the preliminary report of activities as well as the other RMA's already submitted.

The RMA includes a chapter specifically addressing the consolidated financial information of Debtors, which shall include, in this Report, the Managerial Cash Flow Statements dose mentioned Months, submitted in the tables comparing against the immediately prior month and the information regarding the Balance Sheet and Income Statement of Debtors. The analysis is based on the quarterly comparison between the 3rd quarter 2019 and 2nd quarter 2019. The report shall highlight the main changes occurred in the mentioned period, submitting the explanations provided by

*1 A Copart4 Participações S.A. was acquired by Telemar Norte Leste S.A. in January 2019, as set forth in Clause 7, Exhibit 7.1, of PRJ; Copart5 Participações S.A. was acquired by Oi S.A. in March 2019, as set forth in Clause 7, Exhibit 7.1, of PRJ
*

Management of Debtors.

This report was prepared by means of the analytical procedures and discussions with Company's Management, aiming to provide to Court and stakeholders the information on the financial status of Debtors and relevant operations carried out thereby, as well as the summary of the activities carried out by AJ until the closing of this report.

The information submitted below are based mainly on data and elements submitted by Debtors. The separate Financial Statements of all Debtors as well as the consolidated financial statements of Oi Group (including but not limited to the Debtors) are examined annually by independent auditors. The limited review procedures are applied by the auditors for the filing at CVM of Quarterly Consolidated Financial Information ("ITRs") of Oi Group. Regarding the separate financial information of each Debtor prepared for monthly periods, other than those included in ITRs delivered to CVM, are not submitted to the review by independent auditors, whether auditors hired by Oi Group or AJ.

AJ, being honored for the assignment, is available for further clarification concerning the information contained in this report or others.

Faithfull yours,

WALD
ANTUNES VITA LONGO BLATTNER
65 anos

Arnoldo Wald Filho
awf@wald.com.br

Samantha Mendes Longo
samantha@wald.com.br

Associates

Phone:+55 (11) 3074-6000

RC
CONSULTORES

Marcel Augusto Caparoz
Chief- Economist
marcel@rcconsultores.com.br

Phone: + 55 (11) 3053 - 0003

CORPORATE ORGANIZATIONAL CHART OF DEBTORS


Oi
Oi s.a.
(Holding)
under court-supervised reorganization
100%
Oi Móvel S.A. (autorização SMP e SeAC) under court-supervised reorganization
100%
Portugal Telecom Intern. Finance B.V. (Veículo Financeiro) under court-supervised reorganizatio n
100%
Portugal Telecom Intern. Finance B.V. (Veículo Financeiro) under court-supervised reorganizatio n
99,875%
Oi Serviços Financeiro s S.A. (current name of Copart 3)
100%
CVTEL B.V.
100%
Rio Alto – Gestão de Créditos e Participaçõ es S.A.
100%
Carriga ns Finance s. A RL
100%
PT Particip ações SGPS S.A.
99,8%
Bryophyta SP Participaçõ es Ltda.
100%
Oi Móvel S.A. (autorização SMP e SeAC) under court-supervised reorganizati on
6 other companies (see
8 other companies (see exhibit)
Subtitl
DEBTORS OF THE GROUP.
Source: Information provided by

** Diagram submitted previously in Preliminary Report of Activities.*
Information submitted again for an easy understanding of the Debtor's structure.

CORPORATE ORGANIZATIONAL CHART OF DEBTORS


Telemar Norte Leste S.A.
(STFC Concession)
In court-supervised reorganization.
Oi Móvel S.A.
In court-supervised reorganizat
50%
Companhia AIX de Participações
81.61%
SEREDE Serviços de Rede S.A.
99.99%
Dommo Empreendimentos Imobiliários Ltda.
99.99%
BrT Card Serviços Financeiros Ltda.
10%
Pharol SGPS S.A.
100%
5

Caption

DEBTORS
OF GROUP

Source: Information provided by Management.

** Diagram submitted previously in Preliminary Report of Activities.*
Information submitted again for an easy understanding of the Debtor's structure.

CORPORATE ORGANIZATIONAL CHART OF DEBTORS

Figure 3. Corporate Organizational Chart of Debtors


Oi Móvel
S.A. under
court-supervised
reorganization
100%
Pointer
Network S.A.
5 Other
Companies
100%
Paggo
Projects.
S.A. (Holdings)
99,99%
Brazil Telecom
Multimedia
Communication
Ltda.
99,99%
Paggo
Acquirer
Gestão de Meios
de Pagamentos
Ltda.
99,99%
Paggo
Administradora
Ltda.
50%
Pointer
Network S.A.
Caption
DEBTORS
OF GROUP

Source: Information provided by Management.

* *Diagram submitted previously in Preliminary Report of Activities.*
Information submitted again for an easy understanding of the Debtor's structure.

COMPANIES UNDER COURT-SUPERVISED REORGANIZATION.

Figure 4 - Companies under Court-supervised Reorganization.

OI S.A.
Main provider of fixed telephony services in Region II and national and international long distance calls.
It also has interest in other companies of the Group, and is the main "Holding" of Oi Group.

Oi Móvel
Mobile phone telephony service provider of Regions I, II and II and TV DTH TV services.

PTIF
Non-operational entity. Entity for the raising of financing/ funds in international market.


Oi S.A.
Oi Móvel S.A.
Portugal Telecom International Finance B.V.
DEBTORS
OF THE GROUP
Oi
Oi Brasil Holdings Coöperatief U.A.
Telemar Norte Leste S.A.
Copart 4 e Copart 5 Participações S.A.

Oi Coop
Non-operational entity. Entity for the raising of financing/ funds in international market.

Telemar Norte Leste
Main provider of fixed telephony services in Region I and national and international long distance calls.

Copart4 and 5
Two legal entities used for the management and administration of the real estate and the main properties leased to Oi Group.

RELEVANT FACTS & NOTICES TO THE MARKET

We submit hereunder the relevant facts and notices to the market published by Oi Group directly related to the Debtors.

Relevant Facts and Notices of the market in the month of **SEPTEMBER/19**

September 2 - Clarifications on CVM / B3 Consultation

Dear Sirs,
In response to Official Letter B3 782/2019-SLS, of 08.30.2019, of B3 SA – Brasil, Bolsa, Balcão ("B3"), requesting to Oi S.A. - Under Court-supervised Reorganization ("Oi" or "Company") clarification regarding the news published by the newspaper Valor Econômico, on 30.08.2019 under the title "Oi hurries to close funding with banks," as transcribed below , the Company states the following:

"Dear Sirs.
In an article published by the newspaper Valor Econômico, on 08.30.2019 under the title "Oi hurries to close with funding with banks ", states, among other information, that:
1. Oi works to close next week the financial institution to be liable for structuring a guaranteed debt funding operation;
2. Several financial institutions have meeting with the company's management over the past few weeks in order to discuss the terms of the funding, which would probably should be made abroad in order to ensure greater flexibility;
3. The alternatives under discussion include secured debt backed by assets or receivables;
4. The transaction to make the operation is an attempt to meet (relatively) fast the company's financing needs without depending on the key asset sales (as the Oi's interest in Angolan Unitel operator) or a new capitalization.
We request clarification on the checked items by 09.02.2019, with its confirmation or not, as well as other information deemed important. "

As widely disclosed by the Company in several previous Releases to the Market, Oi has worked on various initiatives to maximize its value and repositioning of its strategy.

Oi is in negotiations with financial institutions to involvement of advisors to assist management in analysis, definition and structuring of the above initiatives, including the several additional funding types provided for in the Reorganization Plan ("PRJ").

In this sense, as well as already disclosed by the Company, Management has the fiduciary duty to consider all alternatives at its disposal, among which, those set forth in clauses 5.3.1 and 5.3.2 of PRJ, transcribed below:

"5.3.1. In addition to the funding from the Capital Increase - New Funds, the Company should seek, if necessary, within two (2) years from the date of the Court's Ratification of the Plan, new funds in the capital market, in the amount up to BRL 2,500,000,000.00 (two billion five hundred million reais [T.N. Brazilian currency real, pl. reais]).

5.3.1.1. These funding should be performed under attractive conditions to enable the capitalization of the funds necessary to the performance of the OI GROUP's activities, which should be carried out, among other manners, through the public offering of common shares or new debt instruments, including secured debts.

5.3.2 On Plan ratification and the readjustment of its capital structure, the DEBTORS shall use their best efforts to achieve opening of new facilities for import of equipment in the potential value of BRL 2,000,000,000.00 (two billion reais), and preliminary appointment of financial advisor of agency and export credit (Export Credit Agencies). "

In this context, and in compliance with the fiduciary duty, Oi's management has met several financial institutions and other stakeholders to discuss fundraising alternatives.

As already clarified in the Release to the Market disclosed by Oi on 08/16/2019, in response to Official Letter B3 723/2019-SLS, the Company reiterates is operational performance is within expectations, according to results disclosed for 2019 second quarter, and relies on the implementation of cost control efforts and other initiatives necessary for the performance of investment plan, which is already in progress and aligned to the planned schedule.

Thus, Oi reaffirms its commitment to keep its shareholders and the market informed on the relevant and significant aspects of its business, and reiterates that investors and the market in general must be guided solely by the official disclosures made by the Company .

These were our statements regarding Official Letter, we remain at your disposal for further information.

Full release should be accessed in: https://www.oi.com.br/ri/conteudo_pt.asp?idioma=0&conta=28&tipo=43700

RELEVANT FACTS & NOTICES TO THE MARKET

Relevant Facts and Notices of the market in the month of **SEPTEMBER/19**

September 12 - Oi's Claim Rating Update by S&P

Oi S.A. (BOVESPA: OIBR3, OIBR4; NYSE: OIBR.C, OIBR) ("Oi" or "Company") informs its shareholders and the market in general that the Standard & Poor's announced today the revision of the claim rating attributed to the Company, maintaining long-term rating on the overall scale on B, but reducing the Stable outlook to Negative, as well as reducing the brA to brA- domestically.

The release should be accessed in:
https://www.oi.com.br/ri/conteudo_pt.asp?idioma=0&conta=28&tipo=4370
0

September 20 - Chief Operational Officer's Election

Oi S.A. - under Court-supervised Reorganization ("Oi" or "Company") in compliance with art. 157, 4th § of Law #. 6,404/76, and in accordance with CVM Instruction # 358/02, to complement the Release to the Market disclosed by Company on September 05, 2019, informed to its shareholders and market in general , after the Court of 7th Business Court of District Court of Capital of the State of Rio de Janeiro, and MPRJ , Board of Directors of Oi elected on that date Mr. Rodrigo Modesto de Abreu to the office of Executive Officer (appointed by virtue of articles of incorporation) without specific designation, with the assignments of Chief Operational Officer - COO, reporting to Chief Executive Officer.

Born in April 1969, Mr. Rodrigo Abreu has worked since July / 2017 as CEO of Quod - Gestora de Inteligência de Crédito S.A., databases managing company focusing on Positive Record, created by the five largest Brazilian banks. He was also managing member of Giau Consultoria Empresarial Ltda., business management consulting company.; member of Board of Vogel Soluções em Telecomunicações e Informática S.A., company operating telecommunications services by optical fiber; and Chairman and CEO of TIM Participações S.A. (Publicly-held company, who also worked as a Board of Director's member) and TIM Celular S.A., telecommunications operators companies. He also worked as Chairman of Cisco Systems do Brasil, information technology company, and General Director of Cisco Systems to the North of Latin America and the Caribbean; he was Chairman of Nortel Networks do Brasil, telecommunications equipment company; and CEO of Promon Tecnologia Ltda., technology services company, whose career started at Promon group. Mr. Rodrigo Abreu's degree is in Electrical Engineering from the Universidade Estadual de Campinas in 1991 and an MBA in General Management from the Stanford Graduate School of Business in 2000.

On his election and investiture to the office of Oi's Executive Officer, Mr. Rodrigo Abreu resigned today to the position of Board of Directors' member, to which he was elected on September 17, 2018, and withdrew from office of coordinator of Conversion, Strategy and Investment Committee, held since the creation of the Board's advisory committee on July 12, 2019.

As COO, Mr. Abreu will be liable for the operation of the Company's core business, encompassing the planning and operational performance, network management center - CGR, logistics and S&OP, infrastructure, customer services, engineering, systems, digital, call center, planning and quality, retail and corporate, retail and corporate sales, customer relations, corporate, retail and business marketing , and ombudsman's office and service areas.

The relevant fact should be accessed in:
https://www.oi.com.br/ri/conteudo_pt.asp?idioma=0&conta=28&tipo=43700

RELEVANT FACTS & NOTICES TO THE MARKET

Relevant Facts and Notices of the market in the month of **SEPTEMBER/19**

September 23 - Clarifications on CVM / B3 Consultation

Dear Sirs,

In response to Official Letter B3 854/2019-SLS, of 09.20.2019, of B3 SA – Brasil, Bolsa, Balcão ("B3"), requesting to Oi S.A. - Under Court-supervised Reorganization ("Oi" or "Company") clarification regarding the news published by the newspaper Valor Econômico, on 09.20.2019 under the title "Oi attempts to sell part of Unitel, and issue secured debt," as transcribed below , the Company states the following:

"Dear Sirs.
In an article published by the newspaper Valor Econômico, on 09.20. 2019 under the title Oi attempts to sell part of Unitel, and issue secured
debt ", it states, among other information, that:
1. About to begin a transition to its management, Oi is committed simultaneously to sell its shareholding in the Angolan Unitel operator and raising BRL 2.5 billion through the issuance of secured debt;
2. The expectation is that securities have maturity between three and five years and should be redeemed earlier;
3. In addition to working to enable the raising, Oi has reaffirmed to the investors its plans to close this year the sale of the 25% shareholding in Unitel operator;
4. Even if the Oi could close the sale of its shareholding in Unitel, the tendency is for the maintenance of the issuance of BRL 2.5 billion, in order to strengthen the company's cash and ensure the necessary funds for investments estimated in the plan strategic released in July by the company under Court-supervised reorganization. We request clarification on the checked items by 09.23.2019, with its confirmation or not, as well as other information deemed important. "

In this regard, Oi reiterates the information already widely disclosed by the Company on several occasions about its strategic planning, in court-supervised reorganization proceedings, including, for example, the Release to the Market dated June 13, July 11, August 16 and September 02, 2019, the information provided by the Company upon the disclosure of the results of the last quarter and the Strategic Plan, disclosed on July 16, 2019.

In this respect, Oi points out to be pursuing strategic options for the future and working on different initiatives, in order to improve its operational and financial performance through a sustainable business model.

Thus, in compliance with its fiduciary duty, Oi's management has been analyzing all alternatives available and continuously assessing opportunities to better adapt the capital structure and maximize the Company's value, especially those provided for in the Reorganization Plan. In this context, among its many operations fronts, Management has dedicated specially to the non-core assets sale plan and generated short-term liquidity to ensure the implementation of the Company's investment plan and sustainability of such investments.

Thus, Oi reaffirms its commitment to keep its shareholders and the market informed on the relevant and significant aspects of its business, and reiterates that investors and the market in general must be guided solely by the official disclosures made by the Company .

These were our statements regarding Official Letter, we remain at your disposal for further information.

The release should be accessed in:
https://www.oi.com.br/ri/conteudo_pt.asp?idioma=0&conta=28&tipo=43700

RELEVANT FACTS & NOTICES TO THE MARKET

Relevant Facts and Notices of the market in the month of **SEPTEMBER/19**

September 26 - Clarifications on CVM / B3 Consultation

Dear Sirs,

In response to Official Letter B3 877/2019-SLS, of 09.20.2019, of B3 SA – Brasil, Bolsa, Balcão ("B3"), as transcribed below by which Oi S.A. - Under Court-supervised Reorganization ("Oi" or "Company") is required to clarify regarding the news published by the newspaper Valor Econômico, on 09.26.2019 under the title "Oi's cash drops to BRL 3.2 bi," as transcribed below , the Company states the following:

"Dear Sirs.
In an article published by the newspaper Valor Econômico, on 09.26.2019 under the title "Oi's drops to BRL 3.2 billion," states, among other information, the acceleration in investments caused the funds amount that Oi has in cash to reach BRL 3.2 billion this month.
We request clarification on the checked item by 09.27.2019, with its confirmation or not, as well as other information deemed important. "

In this regard, Oi clarifies that its periodic financial information is still under investigation, detailing and analysis, no disclosure has been made by the Company, which will occur in due course according to legislation and reorganization plan in effect .

In this respect , it is worth remembering that the financial data is regularly disseminated in the Monthly Monitoring Report (RMA) prepared by its trustee, filed with the Bankruptcy Court and published by Oi according to Law No. 11,101 / 05, as well of periodic financial statements, published in accordance with applicable regulations.

Thus, Oi reaffirms its commitment to keep its shareholders and the market informed on the relevant and significant aspects of its business, and reiterates that investors and the market in general must be guided solely by the official disclosures made by the Company .

These were our statements regarding Official Letter, we remain at your disposal for further information.

The release should be accessed in:
https://www.oi.com.br/ri/conteudo_pt.asp?idioma=0&conta=28&tipo=43700

RELEVANT FACTS & NOTICES TO THE MARKET

Relevant Facts and Notices to the market in the month of **OCTOBER/19**

October 15 - Clarifications on CVM / B3 Consultation

Dear Sirs,

In response to Official Letter B3 921/2019-SLS, of 10.14.2019, of B3 SA – Brasil, Bolsa, Balcão ("B3"), as transcribed below by which Oi S.A. - Under Court-supervised Reorganization ("Oi" or "Company") is required to clarify regarding the news published by the newspaper Valor Econômico, on 10.14.2019 under the title "Banks disclose Oi's funding proposal," the Company states the following:

"Dear Sirs.
In an article published by the newspaper Valor Econômico, on 10.14.2019 under the title "Banks disclose Oi's funding proposal", states, among other information, that:
1. Banks Morgan Stanley and BTG Pactual presented to investors and shareholders, last week, the "Sketch" of Oi's funding proposal of BRL 2.5 billion;
2. The latest version under discussion provides for the issuance of securities backed by mobile telephony receivables with five years maturity;
3. On system disclosed in meetings, a monthly flow of BRL 200 million in cash from the payment of mobile phone bills would be deposited first in a separate account, and then transferred to the operator;
4. These funds are just the guaranteed to debt assumed by the company with the holders of the securities to be issued.
We request clarification on the checked items by 10.15.2019, with its confirmation or not, as well as other information deemed important. "

In this regard, Oi reiterates the information already widely disclosed to the market on several occasions regarding its strategic repositioning process and prospecting forms of fundraising.

As part of this process, and as previously reported in Release dated September 02, 2019, Oi's management started negotiations with several financial institutions to the involvement of advisors to assist in analyzing, defining and structuring additional financing initiatives, as provided for in the Reorganization Plan ("PRJ"), and the Company has contracted Morgan Stanley and BTG Pactual for that purpose.

After evaluating the options available, together with its advisors, the Company decided to proceed at this time with the evaluation structures for raising additional funds to finance its operations, as provided for in Clause 5.3 of PRJ, including, among other possibilities secured debt instruments. However, there is so far final definition on modeling and schedule to be implemented in this future funding, as well as in relation to a possible guarantee structure to be offered.

Thus, Oi reaffirms its commitment to keep its shareholders and the market informed on the relevant and significant aspects of its business, and reiterates that investors and the market in general must be guided solely by the official disclosures made by the Company .

These were our statements regarding Official Letter, we remain at your disposal for further information.

The release should be accessed in:
https://www.oi.com.br/ri/conteudo_pt.asp?idioma=0&conta=28&tipo=43700

RELEVANT FACTS & NOTICES TO THE MARKET

Relevant Facts and Notices to the market in the month of **OCTOBER/19**

October 18 - Clarifications on CVM / B3 Consultation

Dear Sirs,

In response to Official Letter B3 939/2019-SLS, of 10.17.2019, of B3 SA – Brasil, Bolsa, Balcão ("B3"), transcribed below requesting to Oi S.A. - Under Court-supervised Reorganization ("Oi" or "Company") clarifications regarding the news published by the newspaper Valor Econômico, on 10.17.2019 under the title "America Mobil is open to negotiate with Oi," the Company states the following:

"Dear Sirs.
In an article published by the newspaper Valor Econômico, on 10.17.2019 under the title "America Movil is open to negotiate with Oi', contains, among other information, that:
1 . America Movil, Claro's parent company, is interested in acquiring Brazilian competitor Oi
We request clarification on the checked item by 10.18.2019, with its confirmation or not, as well as other information deemed important. "

In compliance with the mentioned Official Letter, Oi's Executive Board clarifies that remains focused on the necessary steps for the performance of its strategic plan and its related investments. In this process, Oi's management has continuously monitored the options available and evaluate all strategic alternatives that should make sense for the Company and its shareholders, when and if they are presented formally. However, as already stated in previous answer, the Company can not state on alleged intentions or third parties' opinions.

Oi reaffirms its commitment to keep its shareholders and the market informed on the relevant and significant aspects of its business, according to the court's decisions in force and reiterates that investors and the market in general must be guided solely by the official disclosures made by the Company .
These were our statements regarding Official Letter, we remain at your disposal for further information.

The release should be accessed in:
https://www.oi.com.br/ri/conteudo_pt.asp?idioma=0&conta=28&tipo=43700

RELEVANT FACTS & NOTICES TO THE MARKET

Relevant Facts and Notices to the market in the month of **OCTOBER/19**

October 31 - Organizational Changes - Finance Executive and Investors' Relation Executive Board and Legal Executive Board

Oi S.A. - under Court-supervised Reorganization ("Oi" or "Company") in compliance with art. 157, 4th § of Law #. 6,404/76, and in accordance with CVM Instruction # 358/02, to complement the Relevant Fact disclosed by Company on September 05, 2019, informed to its shareholders and market in general , according to the decision issued by Judge of 7th Business Court of Rio de Janeiro, under the proceeding incident in closed proceeding, the Board of Directors of Oi elected on October 30, 2019, (i) date Mrs. Camille Loyo Faria to the position of Chief Finance and Investor Relations Officer, replacing Mr. Carlos Augusto Machado Pereira de Almeida Brandão; and (ii) Mr. Antonio Reinaldo Rabelo Filho as Chief Legal Officer, a position held to that that by CEO, Mr. Eurico de Jesus Teles Neto, which keeps the office as CEO.

Camille Loyo Faria worked as executive officer liable for Energy, Technology / Media / Telecom and Industries in Bank of America Merrill Lynch. Previously, he was executive officer liable for Energy, Technology / Media / Telecom at Bradesco BBI and also Morgan Stanley. Camille also has extensive executive experience in the telecommunications and infrastructure industry and has held positions as CEO of Multiner, CFO of Terna Participações and Strategy leader in Embratel and Telecom Italia Group in Brazil and Latin America. The executive has been involved with the company in the role of financial advisor carried out by Bank of America Merrill Lynch in the assets sales process, and will now contribute directly to the company's conversion. Degree in Chemical Engineering from PUC-RJ, Camille has an MBA in Finance from Ibmec-RJ and Master's degree in Industrial Engineering from PUC-RJ.

Antonio Reinaldo Rabelo Filho holds a degree in Law from the Universidade Federal da Bahia, graduate course in Business Law from IBMEC / RJ and a Masters in Tax Law from PUC / SP. He began his career at PWC Brasil, leaving to Oi Group in 2000. In the Group, he held offices/ positions in Financial and Legal department, culminating with the Tax Executive Board, where he stayed from 2007 to 2017. During this period, he held industry leadership position, and participated in the Executive Board of the main technical Associations in the telecommunications industry and was internationally recognized in his area. The professional is a member of the national and state Commissions of Tax Law and Court supervised Reorganization and Bankruptcy of Bar Association of Brazil - OAB. Since 2017, Antonio Rabelo works as a member of his law firm, having, among others, hold a relevant role in the court-supervised reorganization of Oi Group, from negotiating with several domestic and international creditors of the Group and the structure of the Reorganization Plan ratified by AGC to date with the implementation of all steps of the Plan in Brazil, USA, the Netherlands and Portugal, during which he was also the foreign representative of RJ of Oi in Courts in New York and the United Kingdom.

The Company expressed deepest appreciation to Mr. Carlos Augusto Machado Pereira de Almeida Brandão for all years of dedication and commitment, recognizing the contributions and significant results achieved in this period, particularly in the court-supervised reorganization of the Company.

The Company also recognizes the leading role that Mr. Eurico de Jesus Teles Neto had on Legal Department over 12 and half years, with dedication and decisive role in many important moments in Oi's history, especially in recent years, in the successful court-supervised Reorganization process.

Oi reaffirms its commitment to keep its shareholders and the market informed of the relevant and significant aspects of its business.

The relevant fact should be accessed in:
https://www.oi.com.br/ri/conteudo_pt.asp?idioma=0&conta=28&tipo=43700

RELEVANT FACTS & NOTICES TO THE MARKET

Relevant Facts and Notices to the market in the month of **OCTOBER/19**

October 31 - Clarifications on CVM / B3 Consultation

Dear Sirs,

In response to Official Letter B3 978/2019-SLS, of 10.30.2019, of B3 SA – Brasil, Bolsa, Balcão ("B3"), transcribed below requesting to Oi S.A. - In Court-Supervised Reorganization ("Oi" or "Company") clarifications about the news published in the press by the Agência Estado - Broadcast on 10.30.2019 under the title "Oi/ Abreu: Mobile phone network is one of the company's initiatives, but it is not the core", the Company clarifies the following:

"Dear Sirs.
In an article published by Agência Estado - Broadcast on 10.30.2019 under the title "Oi / Abreu: Mobile phone network is one of the company's initiatives, but it is not the core", states, among other information, that:
1. Oli foresees to double its revenue on rendering broadband services via wholesale fiber optic;
2. The intention is to increase the annual billing level from BRL 1.7 billion to BRL 3.2 billion by 2024. We request clarification on the checked items by 10.31.2019, with its confirmation or not, as well as other information deemed important. "

In compliance with the above Official Letter, Oi clarifies that the information referred to above news contained in detail in the Strategic Plan filed with the CVM and published on July 16, 2019. In this regard, we reiterate the content of the material, as already known by the agency and the market, as widely disclosed by the Company on that date and several other opportunities.

These were our statements regarding Official Letter, we remain at your disposal for further information.

The release should be accessed in:
https://www.oi.com.br/ri/conteudo_pt.asp?idioma=0&conta=28&tipo=43700

RELEVANT FACTS & NOTICES TO THE MARKET

Relevant Facts and Notices to the market in the month of **NOVEMBER/19**

November 6 - Postponement of disclosure of Quarterly Information - ITR 3 Quarter / 2019

Oi S.A. - Under Court-supervised Reorganization ("Oi" or "Company"), pursuant to art. 157, § 4, of Law 6,404 / 76 and CVM Instruction No. 358/02, informed its shareholders and the market in general on the postpone of the release of its Quarterly Information Form for the 3rd quarter of the fiscal year in progress ("ITR Q3 / 2019"), disclosure of which was expected to November 13, 2019 and will take place along with the review report of the public accountants, on December 02, 2019.

On February 1, 2019 Oi filed with the Securities and Exchange Commission of the United States of America ("SEC") Resale Registration Statement, as split of its obligations undertaken in Reorganization Plan ("PRJ"), and required to maintain this updated record by 2022, and the need for filing financial information covering the latest 3 fiscal years subject to full audit process (full audit).

There is thus the need to complete the full audit process for the years 2016, 2017 and 2018, whose financial statements were previously prepared and filed in accordance with the standards and requirements of the "Generally Accepted Accounting Principles in the United States" (US GAAP) .

Subject to the details related to the fiscal year 2016, especially the reorganization application filed on June 20, 2016, with significant impact on the financial information of that year, in addition to option already communicated in the 20-F Form of the amendment of the Company's accounting standards to IFRS, Oi had applied to SEC for authorization to replace the full audit of the financial statements for the fiscal year 2016 by the financial information for the first 9 months of 2019, this authorization was granted by the SEC on October 11, 2019.

The full audit work for the period closed September 30, 2019 resulted in workload and additional requirements to the regular disclosure of financial statements requiring to the Company and its auditors more time to complete.

In order to have greater transparency to the market in general before the new disclosure date of results mentioned above, the Company expects to disclose the following unaudited performance information for the period of 9 months closed September 30, 2019:

Routine Ebitda	In line with the guidance set forth in the Strategic Plan released on - 7/16/2019
Cash position	BRL 3,192 million

The relevant fact should be accessed in:
https://www.oi.com.br/ri/conteudo_pt.asp?idioma=0&conta=28&tipo=43700

RELEVANT FACTS & NOTICES TO THE MARKET

Relevant Facts and Notices to the market in the month of **NOVEMBER/19**

November 22– Reply to CVM/B3 Letter

Dear Sirs,

We refer to the Letter 994/2019 - SLS sent by B3 SA – Brasil, Bolsa, Balcão ("CONTRIBUTION"), which requested to Oi S.A. - Under Court-supervised Reorganization ("Oi" or "Company") to disclose the procedures and schedule to be implement to frame the price of its shares in an amount equal to or greater than BRL 1.00 (i) up to 05.07.2020; or
(ii) to the date of the first general meeting held after the receipt of this notice, whichever occurs first.

In this regard, the Company informs that if the price of its shares fails to classify consistently at a level above BRL 1.00, after the implementation of the next steps set forth in the strategic plan already disclosed to the market, it intends to propose the Board of Directors, on at the Annual General Meeting to be held in April 2020, to be included item on the agenda of the deal to deal with the reverse split of its shares, in accordance with applicable regulations.

This we had to inform herein, and are at your disposal to render the explanations deemed necessary.

The relevant fact should be accessed in:
https://www.oi.com.br/ri/conteudo_pt.asp?idioma=0&conta=28&tipo=43700

RELEVANT FACTS & NOTICES TO THE MARKET

Relevant Facts and Notices of the market in the month of **DECEMBER/19**

December 06 – Extension of Reorganization Plan

Oi S.A. - Under Court-Supervised Reorganization ("Oi" or "Company"), pursuant to art. 157, § 4, of Law 6,404 / 76 and CVM Instruction No. 358/02, informed to its shareholders and the market in general that, on that date, the Company and its subsidiaries in court-supervised reorganization ("Oi Companies") filed before the Courts of the 7th Business Court of Rio de Janeiro a petition requesting that the court supervision of Oi Companies is not closed on February 4, 2020, date on which the ratification of the Reorganization Plan ("RJ Plan") completes two years. The extent of no closing of court supervision results in no changes to the current situation of Oi companies and has no impact on the performance of RJ Plan in force, or in current claims and on possible new funds that may be accessed by Oi companies. Note that the continuity of court oversight at the end of the two year period is a natural measure that has been applied in most bankruptcy proceedings.

Notwithstanding the good progress of the implementation of RJ Plan, which has already completed most of the steps set forth in the process and were important to the company's reorganization, the petition presents to Court, the circumstances related to the complexity inherent in the size of its RJ process and the ongoing reforms in the legal and regulatory environment, that require measures to be implemented under the court-supervised reorganization - ("RJ"). The non-closure of RJ will allow Oi companies to continue to perform with stability and transparency their RJ plan and keep Oi Companies focused on improvement actions to its customers.

Oi reiterates its commitment in the performance of its strategic conversion plan focusing on optical fiber mass in the country and business with higher value added and growth trends and future vision. This movement has begun with positive results in its operating and financial indicators, and will be accelerated as of 2020, reaching consolidation in 2021.

The relevant fact should be accessed in:
https://www.oi.com.br/ri/conteudo_pt.asp?idioma=0&conta=28&tipo=43700

December 10 - Transition in CEO office

Oi S.A. - under Court-supervised Reorganization "Oi" or("Company"), in compliance with art. 157, 4th§ of Law # 6,404 /76 and the CVM Instruction # 358/02, informed to its shareholders and market in general that Mr. Eurico de Jesus Teles Neto announced on that date he will resign from office of CEO of the Company on January 30, 2020, according to Adjustment Instrument and Executive Board Transition Model ("Instrument") ratified by Judge of 7th Business Court of the Judicial District of capital of the State of Rio de Janeiro ("Bankruptcy Court").

Under that Instrument, the Board of Directors of Oi shall indicate the name of the substitute for the position to be previously and formally informed the Bankruptcy Court and the Federal Prosecution Service of State of Rio de Janeiro, on incident under closed proceeding.

The Company will keep its shareholders and the market informed of any relevant developments on the subject matter of this Fact.

The relevant fact should be accessed in:
https://www.oi.com.br/ri/conteudo_pt.asp?idioma=0&conta=28&tipo=43700

RELEVANT FACTS & NOTICES TO THE MARKET

Relevant Facts and Notices of the market in the month of **DECEMBER/19**

September 12 - Clarifications on CVM / B3 Consultation

Dear Sirs,

In response to Official Letter B3 1,101/2019-SLS, of 11.12.30.2019, of B3 SA – Brasil, Bolsa, Balcão ("B3"), transcribed below requesting to Oi S.A. - Under Court-supervised Reorganization ("Oi" or "Company") clarifications regarding the news published the press by the newspaper O Estado de São Paulo, on 12.11..2019 under the title "Lava Jato finds Oi's agreement with Lula's son," the Company states the following:

"Dear Sirs.

In an article published by the newspaper O Estado de São Paulo, on 11.11.2019 under the title "Lava Jato finds Oi's agreements Lula's son, include, among other information, that:

- *1 . In its 69th stage, the Lava Jato investigates agreements of Oi/ Telemar and Vivo Telefonica with companies controlled by Fabio Luis Lula da Silva, the eldest son of former President Luiz Inacio Lula da Silva;*
- *2 . According to the Federal Prosecution Service (MPF), Fábio Luís' companies received BRL 132 million between 2004 and 2018 without prove the rendering of services. In return for transfers, telephone operators would have benefited the PT government;*
- *3 . Also according to the investigators, some of the money would have been used by Fábio Luís' partners to purchase the Atibaia small ranch, which resulted in Lula' conviction.*

We request clarification on the checked items by 9 a.m. On 12.12.2019, with its confirmation or not, as well as other information deemed important. "

In this regard, Oi clarifies that released on the same day December 10, note about the search and seizure operation by the Federal Police at the Company's headquarters that day as transcribed below:

"Oi's Release - 12.10.2019

Company has participated in a collaborative manner, by sending all requested information

Oi clarifies that, under the definitions of its reorganization plan, ratified in Creditors' Meeting in December 2017, new standards were established of governance and corporate structure, culminating in a new management structure, electing an independent board and an executive board - responsible for implementing the RJ plan. On ratification of its plan by Bankruptcy Court, such management has initiated the recovery of Company, under court supervision following legal and transparent procedures. In this context, the Company announced to the market at the beginning of this semester, the implementation of conversion plan to its business.

In investigations already completed or ongoing by different authorities, the company has participated in a collaborative manner, by sending all requested information. The company's management confirms that it does not agree with any irregularities and has endeavor to ensure that any actions which might have damage the company are fully established.

On the point of view of the company, it is important that the facts so far mentioned in the investigation have not represented in fact benefit or favor to its businesses. Instead, the company, by filing its petition for court-supervised reorganization, has listed some of these facts - such as the consolidation with Brasil Telecom and corporate transactions with Portugal Telecom - as components that led to the liquidity crisis that justified the request.

RELEVANT FACTS & NOTICES TO THE MARKET

Relevant Facts and Notices of the market in the month of **DECEMBER/19**

September 12 - Clarifications on CVM / B3 Consultation

(Continues:)

Oi also under its conversion of governance and management, has implemented and improved several internal initiatives and procedures, including revision and adjustment of agreement, determining new management practices and the implementation of strict rules of compliance. In this context, the company has implemented internal and forensic audits processes, in order to find any non-compliance. These processes are essential for decision making and corrective measures.

Oi is mostly interested in the full clarification of any acts that may have cause losses and reaffirms the commitment to continue with its conversion process, keeping in line with the highest governance, ethics and transparency standards. "

Oi also clarifies that all information required by the authorities, as agreements, were provided and the proper authorities are liable for the correct and comprehensive investigation of the facts, and this Company is not liable for considerations on situations mentioned in the article and on which it has no control or knowledge, as mentioned alleged acts of third parties.

These were our statements regarding Official Letter, we remain at your disposal for further information.

The release should be accessed in:
https://www.oi.com.br/ri/conteudo_pt.asp?idioma=0&conta=28&tipo=43700

FINANCIAL INFORMATION

FINANCIAL INFORMATION

4.1 Managerial Cash Flow Statements

4.1.1 Managerial Cash Flow Statements– September 2019

MANAGERIAL CASH FLOW STATEMENTS

HIGHLIGHTS

Statement
SEPTEMBER 01 up to 30, 2019

- **Net operational Cash Generation of Debtors** was negative in BRL 30 million in September/19
- **Investments** reached BRL 592 millions in September/19
- **Receipts** account has increased by BRL 42 million in September/19 totaling BRL 2,033 million.
- **Payments** has a decrease by BRL 106 million in September /19 reaching the level of BRL 1,471 million
- **Final Balance of the Financial Cash of Debtors** decreased by BRL 23 million in September/19, totaling BRL 3,060 million

4.1 CASH FLOW MANAGERIAL STATEMENTS

Monthly Consolidated of Debtors (unaudited)

Statement

SEPTEMBER 01 up to 30, 2019

Net operational Cash Generation of Debtors was negative in BRL 30 million in Dec/19

- The Net Operational Cash Generation of Debtors in the month of September /19 was negative in BRL 30 million, after negative result of BRL 242 million in the previous month (Figure 5). In comparison with the month of August/19, Receipts recorded an increase of BRL 42 million, reaching the level of BRL 2.033 million, while the cash outflows with Payments and Investments decreased by BRL 170 million, totaling BRL 2.063 million altogether (Figure 6).
- The other transactions of the Debtors, including *Financial Transactions,* contributed with cash inflow, of BRL 7 million in September/19.
- Thus, the variation of the Final Balance of the Financial Cash of Debtors was negative in BRL 23 million in September/19, resulting in an amount of BRL 3,060 million (Figure 7), corresponding to 0.7% decrease compared with the previous month.
- Detailed considerations of variations will be analyzed in the following pages.

Source: Financial statements and managerial information

Figure 5 – Net Operational Cash Generation – Monthly Balance


In BRL million
1.093
(30)
(1.414)


RECEBIMENTOS
In BRL million
7.324
7.515
3.060

Cash outflow from Investments contributed to the negative balance of Net Operational Cash Generation

Figure 8 - Managerial Cash Flow Statements

	Aug/19	Sept/19	Δ
Customers	1,511	1,495	-1%
Network Use Services	9	9	0%
Dealers	433	421	-1%
Others	38	108	184%
Receipts (1)	1,991	2,033	2%

Plant Maintenance	(348)	Set	Δ
Rents (292)	(292)	(329)	-5%
Data Processing /Publishing house (94)	(94)	(104)	-34%
Call Center Customer / Billing (128)	(128)	(13)	-89%
Concessionaires	(128)	(124)	-3%
Concessionaires (102)	(98)	(102)	4%
Consulting / Audit / Fees	(41)	(25)	-39
Other Services / Payments	(168)	(167)	-1
Material / Services (4)	(1,159)	(951)	-18%

		Aug/19	Sept/19	Δ
Network Usage Services	(9)	(9)	0%	-7%
Escrow Deposits	153	29	-81%	2%
Contingencies	(7)	(4)	-43%	-13%
Investimentos (2)		(656)	(592)	-10%

	Ago/19	Set/ 19	Δ
Telemar	(232)	(215)	-7%
Oi S.A.	(61)	(62)	2%
Oi Móvel	(363)	(315)	- 13%
Investments (3)	(565)	(592)	-10%


2.033
(134)
(951)
(400)
0
14
(592)
(30)
In BRL milion
Recebimentos
Pessoal
Materiais/Serviços
Tributos
Mediação
Demais pagamentos
Investimentos
Geração Oper. Líquida

Source: Financial statements and managerial information

Statement

SEPTEMBER 01 up to 30, 2019

Table 1 - Managerial Cash Flow Statements - Sept/ 19

BRL million	(A) 08/31/2019	(B)-(A) Variation Aug / 19	(B) 09/30/2019 Sep / 19
Customers	1.511	(16)	1.495
Network Usage Services	9	-	9
Dealers	433	(12)	421
Others	38	70	108
Receipts (1)	**1,991**	**42**	**2,033**
Personnel	(138)	2	(136)
Materials / Service Providers	(1178)	218	(960)
Taxes	(407)	7	(400)
Escrow Deposits	153	124	-81%
Contingencies	(7)	3	(4)
Mediation	-	-	-
Payments (2)	**(1,577)**	**106**	**(1,471)**
Telemar	(232)	17	(215)
Oi S.A.	(61)	(1)	(62)
Oi Móvel	(363)	48	(315)
Investments (3)	(656)		(592)
Net Operational Generation (1 +2+3)	**(242)**	**212**	**(30)**
Capital Increase			
Pharol Agreement	- - -		
Intra-group Operations			
Financial Operations	(296)	(303)	7
Dividends and JCP			
Final Balance - Financial Cash	**3,083**	(23)	**3,060**

Figure 9 - Receipts - Sharing Structure

	Set/19 BRL million	Set/19 Participation	Ago/19 Participation
Receipts	**2.033**	**100%**	**100%**
Clientes	1.495	74%	76%
Dealers	421	21%	22%
Others	108	5%	2%


Outros
R$ 108 mi
5%
Serviços de
Uso de Rede
R$ 9 mi
0%
RECEBIMENTOS
TOTAL
R$ 2.033 mi
Dealers
R$ 421 mi
21%
Clientes
R$ 1.495 mi
74%

Network Use Services 9 0% 0%

RECEIPTS

Receipts increase in September/19

In September/19 there was an increase of Receivables account by BRL 42 million when compared to the previous month (+2.1%), reaching the BRL 2.033 million

The *Other Receipts* recorded an increase of BRL 70 million in September/19 R, totaling BRL 108 million against collection of BRL 38 million in August/R 19.

- For *Other Receipts* , Management pointed out that the increase in September/19 is explained by the higher level in the Intercompany receipts of interconnection between the companies in reorganization, and the effect is canceled with "Other services / payments".

On the other hand, *Customers* recorded an increase of BRL 16 million in September/19 R, totaling BRL 1,495 million against collection of BRL 1,511 million in previous month. Item *Dealers* recorded a decrease of BRL 12 million, totaling BRL 421 million cash inflow in September / 19.

- Management reported that the decrease in the *Customers* in September / 19 was due to the lower numberof business days (21 b.d. In September /19 against 22 b.d. In August /19).
- Management also stated that the decrease in *Dealers* in September / 19 is also explained by the lower number of days (21 b.d. In September/ against 22 b.d. in August 22/19).

Finally, the item *Network Usage Services* the same level was maintained of the previous month, on BRL 9 million inflow in September / 19.

Caption: Others BRL 108 thousand; Network Use Service BRL 9 thousand; total receipts BRL 2,033 thousand

Statement

SEPTEMBER 01 up to 30, 2019

Table 1 - Managerial Cash Flow Statements - Sept/ 19

BRL million	(A) 08/31/2019	(B) - (A) Variation Aug / 19	(B) 09/30/2019 Sep / 19
INITIAL Balance - Financial Cash	**3,621**	(538)	**3,083**
Customers	1,511	(16)	1,495
Network Use Services	9	-	9
Dealers	433	(12)	421
Others	38	70	108
Receipts (1)	**1,991**	**42**	**2,033**
Personnel	(138)	2	(136)
Goods / Services Suppliers	(1,178)	218	(960)
Taxes	(407)	7	(400)
Mediation	-	-	-
Escrow Deposits	153	(124)	29
Contingencies	(7)	3	(4)
Payments (2)	**(1,577)**	**106**	**(1,471)**
Telemar	(232)	17	(215)
Oi S.A.	(61)	(1)	(62)
Oi Móvel	(363)	48	(315)
Investments (3)	**(656)**		**(592)**
Net Operational Generation (1 +2+3)	(242)	(212)	(30)
Capital Increase:			
Pharol Agreement - - -			
Intra-group Operations			
Financial Operations	(296)	(303)	7
Dividends e JCP	-	-	-

Figure 10 - Payments - Sharing Structure



Outros
R$ (25) mi
-1%
Pessoal
R$ 136 mi
9%
Tributos
R$ 400 mi
27%
Fornecedores
65%

	Sep/19		Aug/19
Payments	1,471	100%	100%
Goods / Services Suppliers	[illegible]	[illegible]	[illegible]
Taxes	[illegible]	[illegible]	[illegible]
Personnel	[illegible]	[illegible]	[illegible]
Others	[illegible]	[illegible]	[illegible]

PAYMENTS

Retraction of Payments in September / 19

The payments totaled BRL 1,471 million in September/19, BRL 106 million decrease of BRL 106 million in respect of the preceding month, when item recorded BRL 1,577 million.

Primarily cause for the lower cash outflows with Payments was the *Materials/Services Suppliers*, with BRL 218 million increase in the month of September/19, totaling BRL 960 million.

- According to Management, the decrease in *Materials / Service Providers* in September / 19 is a result of:
  - extension of payment term of Rents in effect only in September / 19 and reduction of this expense as provided for in the strategic plan of Oi.
  - Extension of payment term and reduction of expenses on Data Processing / Publishing, as provided for in the strategic plan of Oi.

In this respect, *Taxes* reduced BRL 7 million In Month totaling BRL 400 million.. **Staff** has a decrease by BRL 2 million In Month reaching the level of BRL 136 million. Already the item *Contingencies* recorded cash outflow of BRL 4 million in September/19, against the outflow of BRL 7 million in the previous month. Item *Mediation* remained zero.

- According to management, the reduction of item *Taxes* refers to a higher use of tax credits.

Lastly, *Escrow Deposits* had lower cash inflow in September / 19, from BRL 153 million in August / 19 to BRL 29 million in September / 19.

- Regarding *Escrow Deposits* , Management reported that the decrease found refers, mostly, to the redemption of FinSocial Permit in August / 19.

4.1 CASH FLOW MANAGERIAL STATEMENTS

Monthly Consolidated of Debtors (unaudited

Statement

SEPTEMBER 01 up to 30, 2019

Table 1 - Managerial Cash Flow Statements - Sept/ 19

INITIAL Balance - Financial Cash	3,621	(538)	3,083
Customers	1,511	(16)	1,495
Network Use Services	9	-	9
Dealers	433	(12)	421
Others	38	70	108
Receipts (1)	**1,991**	**42**	**2,033**
Personnel	(138)	2	(136)
Goods / Services Suppliers	(1,178)	218	(960)
Taxes	(407)	7	(400)
Escrow Deposits	153	(124)	29
Contingencies	(7)	3	(4)
Mediation	-	-	-
Payments (2)	**(1,577)**	**106**	**(1,471)**
Telemar	(232)	17	(215)
Oi S.A.	(61)	(1)	(62)
Oi Móvel	(363)	48	(315)
Investments (3)	**(656)**	**(592)**	
Net Operational Generation (1 +2+3)	**(242)**	**(212)**	**(30)**
Capital Increase:			
Pharol Agreement - - -			
Intra-group Operations			
Financial Operations	(296)	(303)	7
Dividends e JCP	-	-	-

Figure 11 - Investments - Sharing Structure



	Sept/19		Aug/19
	BRL million	Stockholding	Stockholding
Investments	**592**	**100%**	**100%**
Oi Móvel	315	53%	55%
Telemar	215	36%	35%
Oi S.A.	62	11%	10%

INVESTMENTS

The Debtors recorded Investment Payments of BRL 592 million in September/19, 9.8% decrease compared to the previous month, that cash outflow on *Investments* of BRL 656 million.

The investments related to Telemar S.A. had BRL 17 million decrease, totaling BRL 215 million in September/19. Investments in Oi Móvel S.A. Had a reduction of BRL 48 million, totaling BRL 315 million, while investments in Oi S.A. had increase from BRL 61 million in August to BRL 62 million in September/19.

- Management pointed out that, despite the small negative variation, the monthly result is within the strategic plan of acceleration of the Company's investments, especially in fiber optics and expansion of the mobile network.

NET OPERATIONAL GENERATION

The level of *Receipts* in November/19, of BRL 2,033 million, was lower than total sum from *Payments* (BRL 1,471 million), as well as of the *Investments* (BRL 592 million), which contributed directly to the negative balance of BRL 30 million in Net Operational Generation of Debtors in the month.

- Management reported that the result is in line with the flow expected in the Reorganization Plan.

FINAL BALANCE - FINANCIAL CASH

The *Financial Operations* recorded positive result of BRL 7 million in September/19, in offsetting entry to the result Negative of BRL 296 million in the previous month. The remaining items remained zero.

- Management pointed out that the variation refers to the payment of semiannual interest of Qualified Bond in August / 19 as provided in the reorganization plan.

In this way, adding to the inflow cash BRL 7 million from *Financial Operations* to the negative balance of BRL 30 million of Net Operational Cash Generation, the Final Balance of the Financial Cash of Debtors was reduced by BRL 23 million in respect to the previous month (0.7% decrease), totaling BRL 3,060 million.

- Management pointed out that reducing the Final Balance of Financial Cash is related mainly to the Company's strategic plan to accelerate investments in fiber-optic (FTTH) and 4G and 4.5 Mobile Broadband.

Statement

SEPTEMBER 01 up to 30, 2019

Table 2 - Direct Cash Flow

BRL million

CONSOLIDATED OF COMPANIES UNDER REORGANIZATION	APR/18	MAY/18	JUN/18	JUL/18	AUG/18	SEPT/18	OCT/18	NOV/18	DEC/18	JAN/19	FEB/19	MAR/19	APR/19	MAY/19	JUN/19	JUL/19	AUG/19	SEPT/19
Initial Balance - Financial Cash	**5,831**	**4,820**	**4,602**	**4,819**	**4,677**	**4,721**	**4,815**	**4,379**	**4,362**	**4,469**	**7,515**	**5,943**	**6,010**	**4,614**	**4,306**	**4,145**	**3,621**	**3,083**
Receivables	**2,619**	**2,386**	**2,736**	**2,589**	**2,659**	**2,694**	**2,898**	**2,815**	**2,645**	**2,463**	**2,400**	**2,248**	**2,090**	**2,815**	**2,110**	**2,369**	**1,991**	**2,033**
Customers	1,700	1,799	1,734	1,836	1,731	1,601	1,756	1,807	1,697	1,620	1,541	1,572	1,570	1,660	1,496	1,616	1,511	1,495
Network Use Services	234	3	467	228	210	206	204	192	192	177	191	151	6	252	5	43	9	9
Dealers	461	491	471	431	518	420	466	478	412	498	400	411	427	446	395	453	433	421
Others	144	93	64	94	200	308	472	338	344	160	268	114	87	457	214	257	38	108
Payments	**(3,109)**	**(2,213)**	**(2,223)**	**(2,383)**	**(2,279)**	**(2,276)**	**(2,751)**	**(2,432)**	**(2,285)**	**(2,733)**	**(2,805)**	**(1,821)**	**(2,964)**	**(2,560)**	**(1,743)**	**(2,207)**	**(1,577)**	**(1,471)**
Personnel	(303)	(179)	(147)	(186)	(170)	(140)	(137)	(133)	(244)	(200)	(172)	(144)	(320)	(180)	(152)	(151)	(130)	(136)
Goods and Services Suppliers	(1,641)	(1,332)	(1,568)	(1,698)	(1,604)	(1,640)	(2,048)	(1,775)	(1,508)	(1,829)	(1,670)	(1,239)	(1,496)	(1,905)	(1,112)	(1,640)	(1,178)	(960)
Material / Services	(1,401)	(1,325)	(1,101)	(1,470)	(1,393)	(1,433)	(1,842)	(1,581)	(1,315)	(1,649)	(1,478)	(1,087)	(1,490)	(1,654)	(1,105)	(1,594)	(1,169)	(951)
Plant Maintenance	(375)	(302)	(283)	(312)	(297)	(299)	(332)	(347)	(425)	(406)	(344)	(305)	(324)	(322)	(331)	(336)	(348)	(329)
Rentals	(248)	(245)	(260)	(322)	(349)	(329)	(336)	(338)	(297)	(401)	(438)	(273)	(407)	(432)	(255)	(424)	(292)	(194)
Data Processing /Printing Company	(122)	(111)	(108)	(132)	(122)	(103)	(134)	(129)	(97)	(134)	(122)	(108)	(139)	(94)	(99)	(126)	(94)	(110)
Call Center Service /Collection	(143)	(128)	(104)	(140)	(138)	(104)	(138)	(147)	(163)	(129)	(155)	(113)	(135)	(138)	(121)	(116)	(128)	(124)
Dealerships	(101)	(105)	(99)	(111)	(108)	(109)	(112)	(116)	(110)	(115)	(115)	(105)	(100)	(109)	(99)	(103)	(98)	(102)
Consultancy / Audits /Fees	(56)	(50)	(35)	(75)	(71)	(45)	(96)	(74)	(52)	(124)	(50)	(34)	(76)	(42)	(24)	(71)	(41)	(25)
Other Services/ Payments	(356)	(384)	(212)	(378)	(308)	(444)	(694)	(430)	(171)	(340)	(254)	(149)	(309)	(517)	(176)	(418)	(168)	(167)
Network Use Services	(240)	(7)	(467)	(228)	(211)	(207)	(206)	(194)	(193)	(180)	(192)	(152)	(6)	(251)	(7)	(46)	(9)	(9)
Taxes	(1,172)	(698)	(518)	(531)	(507)	(516)	(551)	(543)	(576)	(683)	(566)	(524)	(1,221)	(500)	(501)	(478)	(407)	(400)
Escrow Deposits	8	(4)	11	50	46	40	41	55	75	34	51	91	78	41	32	71	153	29
Contingencies	-	-	(1)	(8)	-	(4)	(2)	(1)	(12)	(5)	(6)	(5)	(5)	(16)	(10)	(9)	(7)	(4)
Mediation	(1)	-	-	(10)	(44)	(16)	(54)	(35)	(20)	(50)	(442)	-	-	-	-	-	-	-
Investments	**(536)**	**(434)**	**(377)**	**(370)**	**(363)**	**(339)**	**(582)**	**(421)**	**(344)**	**(603)**	**(482)**	**(384)**	**(540)**	**(672)**	**(544)**	**(702)**	**(656)**	**(592)**
Telemar	(278)	(182)	(170)	(154)	(178)	(147)	(222)	(193)	(174)	(234)	(208)	(172)	(230)	(279)	(206)	(245)	(232)	(215)
Oi S.A.	(70)	(66)	(63)	(52)	(47)	(64)	(76)	(58)	(46)	(103)	(83)	(51)	(81)	(99)	(54)	(83)	(61)	(62)
Oi Móvel	(188)	(186)	(144)	(164)	(138)	(128)	(284)	(170)	(124)	(266)	(191)	(161)	(229)	(294)	(284)	(374)	(363)	(315)
Operating Generation	(1,026)	(261)	136	(164)	17	79	(435)	(38)	16	(873)	(887)	43	(1,414)	(417)	(177)	(540)	(242)	(30)
Recapitalization	-	-	-	-	-	-	-	-	-	4,007	-	-	-	-	-	-	-	
Pharol Agreement1 - - -		-	-	-	-	-	-	-	-	(106)	-	-	-	-	-	-	-	-
Intra-group Operations	-	28	55	3	(1)	-	-	-	14	-	-	-	-	100	-	-	-	-
Financial Operations	15	15	26	19	28	15	(1)	21	23	18	(685)	24	17	9	16	16	(296)	7
Dividends and JCP			-	-	-	-	-	-	54	-	-	-	- -		-	-	-	-
Final Balance - Financial Cash	**4,820**	**4,602**	**4,819**	**4,677**	**4,721**	**4,815**	**4,379**	**4,362**	**4,469**	**7,515**	**5,943**	**6,010**	**4,614**	**4,306**	**4,145**	**3,621**	**3,083**	**3,060**

4 **Financial Information (Consolidated of Debtors)**

FINANCIAL INFORMATION

4.1 Managerial Cash Flow Statements

4.1.2 Managerial Cash Flow Statements– October 2019

MANAGERIAL CASH FLOW STATEMENTS

HIGHLIGHTS

Statement
OCTOBER 01 up to 31, 2019

- **Net operational Cash Generation of Debtors** was negative in BRL 456 million in October/19
- **Investments** reached BRL 881 millions in October/19
- **Receipts** has increased by BRL 86 million in October /19 totaling BRL 2,119 million.
- **Receipts** has an increase by BRL 223 million in October /19 totaling BRL 1,694 million.
- **Final Balance of the Financial Cash of Debtors** decreased by BRL 448 million in October/19, totaling BRL 2,612 million

Statement

OCTOBER 01 up to 31, 2019

Net operational Cash Generation of Debtors was negative in BRL 456 million in Oct/19

- The Net Operational Cash Generation of Debtors in the month of October/19 was negative in BRL 456 million, after negative result of BRL 30 million in the previous month (Figure 12). In comparison with the month of September/19, Receipts recorded an increase of BRL 86 million, reaching the level of BRL 2,119 million, while the cash outflows with Payments and Investments decreased by BRL 512 million, totaling BRL 2.575 million altogether (Figure 13).
- The other transactions of the Debtors, including *Financial Transactions,* contributed with cash inflow, of BRL 8 million in October/19.
- Thus, the variation of the Final Balance of the Financial Cash of Debtors was negative in BRL 448 million in October /19, resulting in an amount of BRL 2,612 million (Figure 14), corresponding to 14.6% decrease compared with the previous month.
- Detailed considerations of variations will be analyzed in the following pages.

Source: Financial statements and managerial information

Figure 12 – Net Operational Cash Generation – Monthly Balance


In BRL million
1.093
(456)
(1.414)

Figure 13 – Monthly Development Receipts x Payments/ Investments


RECEBIMENTOS
PAGAMENTOS
+
INVESTIMENTOS
2.575
2.119

Figure 14 – Financial Cash – Debtors – monthly – Final Balance

Cash outflow from Investments contributed to the negative balance of Net Operational Cash Generation

Figure 15 - Managerial Cash Flow Statements

		Oct/19	Δ
Customers	1.495	1.563	5%
Dealers Network Use	9	8	-11%
Services	421	443	5%
Others	108	105	-3%
Receipts (1)	**2.682**	**2.893**	**4%**

Data Processing / Publishing Call	(10)	(20)	100%
Center Customer / Billing Dealers	(124)	(103)	-17%
Consultancy / Audits /Fees	(102)	(101)	-1%
Other Services/ Payments	(25)	(39)	56%
	(167)	(286)	71%
Material / Services(2)	**(951)**	**(1,256) 33%**	

Contingencies	(0)	N.A.	
Other payments (2) 79 15 384%			

		Oct/19	Δ
Telemar	(215)	(245)	14%
Oi S.A.	(62)	(88)	42%
Oi Móvel	(315)	(548)	74%
Investments (3)	**(592)**	**(881) 49%**	


In BRL million
2.119
(125)
(1.264)
(384)
0
79
(881)
(456)
Recebimentos
Pessoal
Materiais/Serviços
Tributos
Mediação
Demais pagamentos
Investimentos
Geração Oper. Líquida

Source: Financial statements and Management information

Statement
OCTOBER 01 up to 31, 2019

Table 3 - Managerial Cash Flow Statements - Oct/ 19

	(A) 09/30/2019	(B) - (A) *Variation*	(B) 10/31/2019
BRL million		Sept/ 19	Oct / 19
Customers	1,495	68	1,563
Network Use Services	9	(1)	8
Dealers	421	22	443
Others	108	(3)	105
Receipts (1)	**2,033**	**86**	**2,119**
Personnel	(136)	11	(125)
Goods / Services Suppliers	(960)	(313)	(1,273)
Taxes	(400)	16	(384)
Escrow Deposits	29	59	88
Contingencies	(4)	4	-
Payments (2)	(1,471)	(223)	(1,694)
Mediation	-	-	-
Telemar	(215)	(30)	(245)
Oi S.A.	(62)	(26)	(88)
Oi Móvel	(315)	(233)	(548)
Investments (3)	(592)	(289)	(881)
Net Operational Generation (1 +2+3)	30	(426)	(456))
Capital Increase :			
Pharol Agreement - - -			
Intra-group Operations			
Financial Operations	(7)	(1)	8
Dividends e JCP	-	-	-

Figure 16 - Receipts - Sharing Structure


Outros
R$ 105 mi
5%
Serviços de
Uso de Rede
R$ 8 mi
0%
Dealers
R$ 443 mi
21%
Clientes
R$ 1.563 mi
74%

RECEBIMENTOS TOTAL
R$ 2.119 mi

	Oct/19		Sept/19
	BRL million	Participation	
Receipts	2.119	100%	5%
Customers	1.563	74%	
Dealers	443	21%	
Others	105	5%	
Network Use Services	8	0%	0%

ganization- Oi 16
er 2019 2019

74%

21%

RECEIPTS

Receipts increase in October/19

In October/19 there was an increase of Receivables account by BRL 86 million when compared to the previous month (+4.2%), reaching the BRL 2,119 million

The *Customers* recorded an increase of BRL 68 million in October/19, totaling BRL 1,563 million in the month against payment of BRL 1,495 million in September/R 19. On the other hand, *Dealers* recorded an increase of BRL 22 million in October/19 R, totaling BRL 443 million against collection of BRL 421 million in previous month.

- The Management reported that increase in *Customers* in October / 19 was the result or a greater number of business days (23 b.d. in October / 19 against 21b.d. in September/19).
- For *Dealers* , Management pointed out that the increase in October / 19 is also explained by a greater number of business days (23 b.d. in October/19 against 21 b.d. in September/19).

n the other hand, **Other Receipts** has a decrease by BRL 3 million in October /19 totaling BRL 105 million. Finally *Network Use Services* , recoded a decrease of BRL 1 million, totaling BRL 8 million cash inflow in October / 19.

Caption: Receipts – Sharing Structure

Statement

OCTOBER 01 up to 31, 2019

Table 3 - Managerial Cash Flow Statements - Oct/ 19

	(A) 09/30/2019	(B) - (A) Variation	(B) 10/31/2019
BRL million		Sept/ 19	Oct / 19
INITIAL Balance - Financial Cash	**3,083**	(23)	**3,060**
Customers	1,495	68	1,563
Network Use Services	9	(1)	8
Dealers	421	22	443
Others	108	(3)	105
Receipts (1)	**2,033**	**86**	**2,119**
Personnel	(136)	11	(125)
Goods / Services Suppliers	(960)	(313)	(1,273)
Taxes	(400)	16	(384)
Telemar / Escrow Deposits	(215) / 29	(30) / (39)	(245) / 88
Oi SA / Mediation	(62) / (4)	(26) / 4	(88)
Oi Móvel	(315)	(233)	(548)
Capital Increase:			
Pharol Agreement - - -			
Intra-group Operations			
Financial Operations	(7)	(1)	296 8
Dividends e JCP	-	-	-

Figure 17 - Payments - Sharing Structure



Outros
Pessoal
Tributos
Fornecedores
73%

	Oct/19		SEPT/19
Payments	[illegible]	100%	100%
Goods / Services Suppliers	[illegible]	[illegible]	[illegible]
Taxes	[illegible]	[illegible]	[illegible]
Personnel	[illegible]	[illegible]	[illegible]
Others	[illegible]	[illegible]	[illegible]

PAYMENTS

Increase of Payments in October / 19

The payments totaled BRL 1,694 million in October/19, BRL 223 million increase in respect of the preceding month, which item recorded BRL 1,471 million.

Primarily cause for the cash outflows with Payments was the *Materials/Services Suppliers*, with BRL 313 million increase in the month of October/19, totaling BRL 1,273 million.

- According to Management, the increase in *Materials / Service Providers* in October/ 19 is a result of:
  - Increased Intercompany Payment of interconnection between the companies in reorganization, and the effect is canceled with Other receivables".
  - The increase in the payment of intercompany commission to Paggo Lojas, for the sale of landline and mobile telecommunication services.
  - Payment of September Rents values / 19, which had their maturities postponed.

On the other hand, *Taxes* reducedy BRL 16 million in month totaling BRL 384 million.. *Escrow Deposits* had higher cash inflow in October / 19, from BRL 29 million in September / 19 to BRL 88 million October / 19

- According to management, the reduction of item *Taxes* refers to a higher use of tax credits.
- Regarding *Escrow Deposits* , Management reported that higher cash inflow refers to redemption and unfreezing of escrow deposits on behalf of Oi, in PEX and the Civil sphere.

At last, **Personnel** has a decrease by BRL 11 million in month reaching the level of BRL 125 million. The item *Contingencies* as not recorded cash outflow in October/19, against the outflow of BRL 4 million in the previous month. Item *Mediation* remained zero.

Statement

OCTOBER 01 up to 31, 2019

Table 3 - Managerial Cash Flow Statements– Oct/ 19

BRL million	(A) 09/30/2019 SEPT/19	(B)-(A) Variation	(B) 10/31/2019 Oct/19
INITIAL Balance - Financial Cash	**3,083**	(23)	**3,060**
Customers	1,495	68	1,563
Network Use Services	9	(1)	8
Dealers	421	22	443
Others	108	(3)	105
Receipts (1)	**2,033**	**86**	**2,119**
Personnal	(136)	11	(125)
Goods / Services Suppliers	(960)	(313)	(1,273)
Taxes	(400)	16	(384)
Escrow Deposits	29	56	85
Contingencies	(4)	4	-
Mediation	-	-	-
Payments (2)	**(1,471)**	**(223)**	**(1,694)**
Telemar	(215)	(30)	(245)
Oi S.A.	(62)	(26)	(88)
Oi Móvel	(315)	(233)	(548)
Investments (3)		**(592)**	**(881)**
Net Operational Generation (1 +2+3)	**30**	**(426)**	(456)
Capital Increase:			
Pharol Agreement - - -			
Intra-group Operations			
Financial Operations	(7)	(1)	8
Dividends e JCP	-	-	-

Figure 18 - Investments - Sharing Structure


INVESTIMENTOS
TOTAL
R$ 881 mi
Oi S.A.
R$ 88 mi
10%
Telemar
R$ 245 mi
28%
Oi Móvel
R$ 548 mi
62%
Oct/19
Investments 881 100%
Oi Móvel 548 62%
Telemar 245 28%
Oi S.A 88 10%

INVESTMENTS

The Debtors recorded Investment Payments of BRL 881 million in October/19, 49% increase compared to the previous month, that had cash outflow on *Investments* of BRL 592 million.

Investments related to Telemar S.A. showed BRL 30 million increase, totaling BRL 245 million in October/19. Investments in Oi Movel S.A; had increased by BRL 233 million, totaling BRL 548 million, while investments in Oi S.A. had BRL 62 million increase in September to BRL 88 million in October/19.

- Management pointed out that, the monthly result is within the strategic plan of acceleration of the Company's investments, especially in fiber optics and expansion of the mobile network.

NET OPERATIONAL GENERATION

The level of *Receipts* in October/19, of BRL 2,119 million, was lower than total sum from cash outflow of *Payments* (BRL 1,694 million), as well as of the *Investments* (BRL 881 million), which contributed directly to the negative balance of BRL 456 million in Net Operational Generation of Debtors in the month.

- Management reported that the result is in line with the flow expected in the Reorganization Plan.

FINAL BALANCE - FINANCIAL CASH

The *Financial Operations* recorded positive result of BRL 8 million in October /19, in offsetting entry of the result positive of BRL 7 million from the previous month. The remaining items remained zero.

In this way, adding to the inflow cash BRL 8 million from *Financial Operations* to the negative balance of BRL 456 million of Net Operational Cash Generation, the Final Balance of the Financial Cash of Debtors was reduced by BRL 448 million in respect to the previous month (14.6% decrease), totaling BRL 2,612 million.

- Management pointed out that reducing the Final Balance of Financial Cash is related mainly to the Company's strategic plan to accelerate investments in fiber-optic (FTTH) and 4G and 4.5 Mobile Broadband.

Statement

OCTOBER 01 up to 31, 2019

Table 4 - Direct Cash Flow

BRL million

CONSOLIDATED OF COMPANIES UNDER REORGANIZATION	MAY/18	JUN/18	JUL/18	AUG/18	SEPT/18	OCT/18	NOV/18	DEC/18	JAN/19	FEB/19	MAR/19	APR/19	MAY/19	JUN/19	JUL/19	AUG/19	SEPT/19	OCT/19
Initial Balance - Financial Cash	4,820	4,602	4,819	4,677	4,721	4,815	4,379	4,362	4,469	7,515	5,943	6,010	4,614	4,306	4,145	3,621	3,083	3,060
Receivables	2,386	2,736	2,589	2,659	2,694	2,898	2,815	2,645	2,463	2,400	2,248	2,090	2,815	2,110	2,369	1,991	2,033	2,119
Customers	1,799	1,734	1,836	1,731	1,681	1,756	1,807	1,697	1,628	1,541	1,572	1,570	1,660	1,496	1,616	1,511	1,495	1,563
Network Use Services	3	467	228	210	205	204	192	192	177	191	151	6	252	5	43	9	9	8
Dealers	491	471	431	518	420	466	478	412	498	400	411	427	446	395	453	433	421	443
Others	93	64	94	200	388	472	338	344	160	268	114	87	457	214	257	38	108	105
Payments	(2,213)	(2,223)	(2,383)	(2,279)	(2,276)	(2,751)	(2,432)	(2,285)	(2,733)	(2,805)	(1,821)	(2,964)	(2,560)	(1,743)	(2,207)	(1,577)	(1,471)	(1,694)
Personnel	(179)	(147)	(186)	(170)	(140)	(137)	(133)	(244)	(200)	(172)	(144)	(320)	(180)	(152)	(151)	(138)	(136)	(125)
Goods and Services Suppliers	(1,332)	(1,568)	(1,698)	(1,604)	(1,640)	(2,048)	(1,775)	(1,508)	(1,829)	(1,670)	(1,239)	(1,496)	(1,905)	(1,112)	(1,640)	(1,178)	(960)	(1,273)
Material / Services	(1,325)	(1,101)	(1,470)	(1,393)	(1,433)	(1,842)	(1,581)	(1,315)	(1,649)	(1,478)	(1,087)	(1,490)	(1,654)	(1,105)	(1,594)	(1,169)	(951)	(1,264)
Plant Maintenance	(302)	(283)	(312)	(297)	(299)	(332)	(347)	(425)	(406)	(344)	(305)	(324)	(322)	(331)	(336)	(348)	(329)	(339)
Rentals	(245)	(260)	(322)	(349)	(329)	(336)	(338)	(297)	(401)	(438)	(273)	(407)	(432)	(255)	(424)	(292)	(194)	(368)
Data Processing / Printing Company	(111)	(108)	(132)	(122)	(103)	(134)	(129)	(97)	(134)	(122)	(108)	(139)	(94)	(99)	(126)	(94)	(10)	(28)
Call Center Service / Collection	(128)	(104)	(140)	(138)	(104)	(138)	(147)	(163)	(129)	(155)	(113)	(135)	(138)	(121)	(116)	(128)	(124)	(103)
Dealerships	(105)	(99)	(111)	(108)	(109)	(112)	(116)	(110)	(115)	(115)	(105)	(100)	(109)	(99)	(103)	(98)	(102)	(101)
Consultancy / Audits / Fees	(50)	(35)	(75)	(71)	(45)	(96)	(74)	(52)	(124)	(50)	(34)	(76)	(42)	(24)	(71)	(41)	(25)	(39)
Other Services/ Payments	(384)	(212)	(378)	(308)	(444)	(694)	(430)	(171)	(340)	(254)	(149)	(309)	(517)	(176)	(418)	(168)	(167)	(286)
Network Use Services	(7)	(467)	(228)	(211)	(207)	(206)	(194)	(193)	(180)	(192)	(152)	(6)	(251)	(7)	(46)	(9)	(9)	(9)
Taxes	(698)	(518)	(531)	(507)	(516)	(551)	(543)	(576)	(683)	(566)	(524)	(1,221)	(500)	(501)	(478)	(407)	(400)	(384)
Escrow Deposits	(4)	11	50	46	40	41	55	75	34	51	91	78	41	32	71	153	29	88
Contingencies	-	(1)	(8)	-	(4)	(2)	(1)	(12)	(5)	(6)	(5)	(5)	(16)	(10)	(9)	(7)	(4)	-
Mediation	-	-	(10)	(44)	(16)	(54)	(35)	(20)	(50)	(442)	-	-	-	-	-	-	-	-
Investments	(434)	(377)	(370)	(363)	(339)	(582)	(421)	(344)	(603)	(482)	(384)	(540)	(672)	(544)	(702)	(656)	(592)	(881)
Telemar	(182)	(170)	(154)	(178)	(147)	(222)	(193)	(174)	(234)	(208)	(172)	(230)	(279)	(206)	(245)	(232)	(215)	(245)
Oi S.A.	(66)	(63)	(52)	(47)	(64)	(76)	(58)	(46)	(103)	(83)	(51)	(81)	(99)	(54)	(83)	(61)	(62)	(88)
Oi Móvel	(186)	(144)	(164)	(138)	(128)	(284)	(170)	(124)	(266)	(191)	(161)	(229)	(294)	(284)	(374)	(363)	(315)	(548)
Operating Generation	(261)	136	(164)	17	79	(435)	(38)	16	(873)	(887)	43	(1,414)	(417)	(177)	(540)	(242)	(30)	(456)
Recapitalization	-	-	-	-	-	-	-	-	4,007	-	-	-	-	-	-	-		-
Pharol Agreement - – –		-	-	-	-	-	-	-	(106)	-	-	-	-	-	-	-	-	-
Intra-group Operations	28	55	3	(1)	-	-	-	14	-	-	-	-	100	-	-	-	-	-
Financial Operations	15	26	19	28	15	(1)	21	23	18	(685)	24	17	9	16	16	(296)	7	8
Dividends and JCP		-	-	-	-	-	54		-	-	-	- -		-	-	-	-	-
Final Balance - Financial Cash	4,602	4,819	4,677	4,721	4,815	4,379	4,362	4,469	7,515	5,943	6,010	4,614	4,306	4,145	3,621	3,083	3,060	2,612

FINANCIAL INFORMATION

4.2 Balance Sheet of Debtors

BALANCE SHEET OF DEBTORS

HIGHLIGHTS

Statement
3rd QUARTER 2019

- **Accounting Cash** of Debtors recorded decrease of BRL 1,118 million in quarter., reaching BRL 3,031 million

- **Intangible** of Non-Current Assets of Debtors decreased R $ 3,569 million in 3 quarter of 2019.

- Long term **loan and financing A** increased BRL 1,211 million the quarter, totaling BRL 17,767 million

- **The Consolidated Loss** of Debtors was BRL 5,747 million in 3 quarter 2019

4.2 BALANCE SHEET OF DEBTORS

Quarterly Consolidated of Debtors (unaudited)

Statement

3rd QUARTER 2019

Table 5 – Balance Sheet, Assets

In thousands of BRL

	(A) 30/06/2019 2nd quarter 19	Variation (B) - (A)	(B) 09/30/2019 3rd Quarter 19
Cash and cash equivalents	3,914,696	(1,097,075)	2,817,621
B Investments	196,752	(18,154)	178,598
Derivative Financial Instruments	5,916	(5,916)	-
Receivables	7,303,428	(82,779)	7,220,649
Inventories	134,009	(3,098)	130,911
Credits with related parties	74,918	5,718	80,636
Loans receivable	358,408	20,672	379,080
Taxes recoverable	2,177,338	(371,799)	1,805,539
Judicial Deposits/ Freezing	1,513,482	2,756	1,516,237
Dividends and Interests on Equity	14,512	-	14,512
Assets Kept for Sale	-	80,552	80,552
Other Assets	2,102,358	(298,640)	1,803,718
Current Assets	**17.795.817**	**(1.767.764)**	**16.028.053**
Credits with related parties	328	5	333
C Investments	37,996	(3,229)	34,767
Deferred Recoverable Taxes	61,604	19,870	81,474
Other taxes	1,912,157	1,149,738	3,061,895
Judicial Deposits/ Freezing	7,021,568	(238,873)	6,782,695
Other Assets	883,220	159,947	1,043,167
Investments	3,934,482	41,589	3,976,071
Fixed Assets	37,234,751	-	37,234,751
Intangible	6,467,778	(3,568,868)	2,898,910
Non-current assets	57,553,884	(2,439,821)	55,114,063
Total Assets	75,349,701	(4.207.585)	71,142,116

Accounting Cash = BRL 3,031 mi

\+ (A) + (B) (C)

1. Reduction of BRL 1,118 million in quarter

Current Assets (page 1 of 2)

Debtors' Accounting Cash reduced by BRL 1,118 million in 3rd quarter 2019.

The Total assets of Debtors showed BRL 4,207 million reduction in the 3rd quarter 2019 in comparison with the previous quarter, due to BRL 1,768 million reduction of Current Assets and the BRL 2,440 million reduction of Non-Current Assets. The reduction of BRL 1,768 millions of **Current Assets** was influenced by:

- 1. Accounting Cash of Debtors (resulting from the sum of the *Cash and Cash Equivalents, Current Financial Investments and Non-current Investment*) showed BRL 1,118 million decrease in the 3rd quarter 2019(27% decrease), totaling BRL 3,031 million. According to the Management, the reduction in the cash of Debtors in the quarter is explained mainly by the maintenance of high Capex, in line with the strategic plan. Adding the payment of Qualified Bond interest in August / 19.

4.2 BALANCE SHEET OF DEBTORS

Quarterly Consolidated of Debtors (unaudited)

Statement
3rd QUARTER 2019

Table 5 – Balance Sheet, Assets

In thousands of BRL

	(A) 30/06/2019 2nd quarter 19	(B)-(A) Variation	(B) 09/30/2019
Cash and cash equivalent	3,914,696	(1,097,075)	2,817,621
Investments	196,752	(18,154)	178,598
Derivative instruments	5,916	(5,916	
Inventory	134,009	(3,098)	130,911
Credits with related parties	74,918	5,718	80,636
Loans receivable	358,408	20,672	379,080
Taxes recoverable	2,177,338	(371,799)	1,805,539
Escrow deposits and freezing	1,513,482	2,755	1,516,237
Dividends and equity interest	14,512	-	14,512
Assets Kept for Sale	-	80,552	80,552
Other Assets	2,102,358	[illegible]	1,803,718
Current Assets	**17.795.817**	*(1.767 .764)*	**16.028.053**
Credits with related parties	328	0	333
Investments	37,996	(3,229)	34,767
Deferred Recoverable Taxes	61,604	19,870	81,474
Other taxes	1,912,157	1,149,738	3,061,895
Judicial Deposits/ Freezing	7,021,568	(238,873)	6,782,695
Other Assets	883,220	159,947	1,043,167
Investments	3,934,482	41,589	3,976,071
Fixed Assets	37,234,751	-	37,234,751
Intangible	6,467,778	(3,568,868)	2,898,910
Non-current assets	57,553,884	*(2,439,821)*	55,114,063
Total Assets	75,349,701	*(4 207 586)*	71,142,116

2. Taxes recoverable had BRL 372 million decrease

3. Assets Kept for Sale reaching BRL 80.5 million

4 . Other Assets showed BRL 299 million retraction

Current Assets (page 2 of 2)

Recoverable Taxes has decreased by BRL 372 million in 3 quarter 2019

The Total assets of Debtors showed BRL 4,207 million reduction in the 3rd quarter 2019 in comparison with the previous quarter, due to BRL 1,768 million reduction of Current Assets and the BRL 2,440 million reduction of Non-Current Assets. The reduction of BRL 1,768 millions of **Current Assets** was influenced by:

- 2 . *Taxes Recoverable* of Debtors recorded decrease of BRL 372 million totaling BRL 1,805 million. Management said the reduction was due to the use of negative balances of the companies by offsetting against federal taxes in 3 quarter 2019.
- 3 . The *Assets Held for Sale* Which was reset last quarter reached R $ 80.5 million in Q3 2019. According to information provided by Management, in August/19, Company approved the disposal of properties listed in strategic plan. Therefore, the variation in the quarter is based on the transaction in Fixed Assets to Assets Held for Sale .
- 4 . Other Assets of Debtors recorded BRL 298.6 million decrease (14.2% decrease), totaling BRL 1,804 million. According to the Company, the variation is related to the deferment of FISTEL and reclassification of assets from short term to long term. .

Statement

3rd QUARTER 2019

Table 5 – Balance Sheet, Assets	(A)	(B) - (A)	(B)
In thousands of BRL	30/06/2019	*Variation*	09/30/2019
	2nd quarter 19		3rd
Cash and cash equivalents	3,914,696	*(1,097,075)*	2,817,621
Investments	196,752	*(18,154)*	178,598
Derivative Financial Instruments	5,916	*(5,916)*	-
Receivables	7,303,428	*(82,779)*	7,220,649
Inventories	134,009	*(3,098)*	130,911
Credits with related parties	74,918	*5,718*	80,636
Loans receivable	358,408	*20,672*	379,080
Taxes recoverable	2,177,338	*(371,799)*	1,805,539
Judicial Deposits/ Freezing	1,513,482	*2,756*	1,516,237
Dividends and Interests on Equity	14,512	-	14,512
Assets Held for Sale	-	*80,552*	80,552
Other Assets	2,102,358	*(298,640)*	1,803,718
Current Assets	**17,795,817**	***(1,767. 764)***	**16,028,053**
Credits with related parties	328	*5*	333
Investments	37,996	*(3,229)*	34,767
Deferred Recoverable Taxes	61,604	*19,870*	81,474
Other taxes	1,912,157	*1,149,738*	3,061,895
Judicial Deposits/ Freezing	7,021,568	*(238,873)*	6,782,695
Other Assets	883,220	*159,947*	1,043,167
Investments	3,934,482	*41,589*	3,976,071
Fixed Assets	37,234,751	-	37,234,751
Intangible	6,467,778	*(3,568,868)*	2,898,910
	57,553,884	***(2,439,821)***	**55,114,063**
	75,349,701	***(4.207.585)***	**71,142,116**

1. **Other Taxes increased by BRL 1,150 million**

2. **Escrow deposits and freezing recorded in BRL 239 million decrease.**

3. **Intangible recorded BRL 3,569 million reduction**

Non-Current Assets *(page 1 of 1)*

Intangible had BRL 3,569 reduction in 3rd Quarter 2019

The Total assets of Debtors showed BRL 4,207 million reduction in the 3rd quarter 2019 in comparison with the previous quarter, due to BRL 1,768 million reduction of Current Assets and the BRL 2,440 million reduction of Non-Current Assets. The reduction of BRL 2,440 million of **Non-Current Assets** was influenced by:

- 1 . *Other Taxes* had an increase of BRL 1,150 million in the quarter, totaling BRL 3,062 million. According to Management, the increase was the result of establishment of credit for PIS and Cofins on ICMS of company Oi S.A.
- 2 . Long term Escrow Deposits and Freezing showed BRL 239 million decrease (3.4% decrease) in 3rd quarter 2019 in comparison with the previous quarter, totaling BRL 6,783 million. Management noted that the variation was caused by the progress of the book review work of contingencies and reassessment was carried out on the values recorded in this item and the need for the long-term adjustment was determined.
- 3 . Intangible recorded BRL 3,569 million decrease in the Quarter (55.2% decrease), totaling BRL 2,899 million. According to the Management, the variation was due to the record of impairment in the Added Value in Regulatory Licenses of Oi. S.A.

Statement
3rd QUARTER 2019

Table 6 – Balance Sheet, Liabilities

In BRL thousands.

	(A) 06.30.2019	(B) – (A) Variation	(B) 09.30.2019 3rd quarter 19
Salaries, payroll burdens and benefits	319,318	9/8,111	417,429
Supplier	6,763,181	(119,409)	6,643,772
Lease payable	1,363,668	28,686	1,392,354
Loans and financing	319,006	28,686	1,392,354
Current taxes payable	794,188	16,243	810,431
Dividends and equity interest	6,170	(14)	6,156
Authorizations and concessions payable	35,513	3,558	39,071
Tax Refinancing Program	86,674	200	86,874
Provisions	502,981	7,854	510,835
Other obligations	1,338,350	(30,574)	1,307,776
Current liability	**11,529,049**	**(175,509)**	**11,353,540**
Suppliers	3,200,850	201,976	3,402,826
Lease payable	6,5530704	27,191	6,580,895
Loans and financing	16,555,307	1,211,434	17,766,741
Other taxes	7470498	194,122	941,620
Tax financing Program	372,508	(19,515)	352,993
Provisions	3,660,407	205,314	3,865,721
Provisions for Pension Funds	610,178	11,245	621,423
Provision for Investment loss	254,786	228,809	483,595
Other liabilities	6,224,657	315,051	6,539,708
Non-Current Liabilities	**38,179,895**	*2.375.627*	**40,555,522**
Net worth	**25,640,757**	*(5.723.512)*	**19,917,245**
Liabilities + Net Worth	**75,349,701**	*(3.523.394)*	**71,826,307**

1. Short-term Suppliers had BRL 119 million decrease

2. Other Short-term Liabilities had BRL 30.6 million decrease

Current Liabilities *(page 1 of 1)*

Short-term Suppliers had BRL 119 million decrease. In quarter

The Total Liability of Debtors showed BRL 3,523 million reduction in the 3rd quarter 2019 in comparison with the previous quarter, due to BRL 175 million reduction of Current Liabilities and the BRL 2,376 million increase of Non-Current Liabilities , ad BRL 5,723 million reduction in Net Worth. The decrease of BRL 175 millions of **Current Liabilities** was influenced by:

- 1. Short term *Suppliers* showed a decrease by BRL 119.4 million, reaching a level of BRL 6,644 million. According to the Management, variation was caused by the short-term reclassification to long-term .
- 2. *Other short-term Obligations* decreased by BRL 30.6 million, reaching the level of BRL 1,308 million. According to the Management, the decrease relates to the deferral of revenue from license/installation fee as defined by IFRS 15 / CPC 47 - Revenue Recognition.

4.2 BALANCE SHEET OF DEBTORS

Quarterly Consolidated of Debtors (unaudited)

Statement

3rd QUARTER 2019

Table 6 – Balance Sheet, Liabilities

In thousands of BRL

	(A) 06.30.2019	(B) – (A) Variation	(B) 09.30.2019 3rd quarter 19
Salaries, Social Charges and Benefits	319,318	98,111	417,429
Suppliers	6,763,181	(119,409)	6,643,772
Lease payable	1,363,668	28,686	1,392,354
Loans and Financing	319,006	(180,164)	138,842
Current Taxes Payable	794,188	16,243	810,431
Dividends and Interests on Equity	6,170	(14)	6,156
Authorizations and Concessions Payable	35,513	3,558	39,071
Tax Refinancing Program	86,674	200	86,874
Provisions	502,981	7,854	510,835
Other Liabilities	1,338,350	(30,574)	1,307,776
Current Liabilities	11,529,049	(175,509)	11,353,540
Suppliers	3,200,850	201,976	3,402,826
Lease payable	6,553,704	27,191	6,580,895
Loans and Financing	16,555,307	1,211,434	17,766,741
Other taxes	747,498	(17 5?509)	941,620
Tax Refinancing Program	372,508	(19,515)	352,993
Provisions	3,660,407	205,314	3,865,721
Provision for the Pension Funds	610,178	11,245	621,423
Provision for Investment Losses	254,786	228,809	483,595
Other Liabilities	6,224,657	315,051	6,539,708
Non-Current Liabilities	38,179,895	2,375,627	40,555,522
Net worth	25,640,757	(5,723,512)	19,917,245
Liabilities + Net Worth	75,349,701	(3,523,394)	71,826,307

Loans and Financing of Debtors

- *Short Term Loans and Financing in Domestic Currency* showed a reduction of BRL 5.6 million in the 3rd quarter 2019, totaling BRL 11.7 million corresponding to minimum fraction of Loans and Financing
-

em R$ mil	(A) 06/30/2019 2º Trim 19	(B) - (A)	(B) 09/30/2019 3º Trim 19
National coin	17,300	(5622)	11,678
Foreign currency	301.706	(174.541)	127.165
Total Short Term (Current)	**319,006**	**(180.164)**	**138,842**
Domestic currency	8.143.142	308.627	8.449.769
Domestic currency - parts relacionadas	290	5	295
Moeda Estrangeira	8.411.875	904.802	9.316.677
Total Long Term (Non-current)	**16,555,307**	**1. 211 .434**	**17,766,741**
Total Loans and Financing	**16,874,313**	**1.031.270**	**17,905,583**

- The *Short Term Loans and Financing in Foreign Currency* recorded a decrease of BRL 174.5 million loss in 3rd quarter 2019, totaling BRL 127.2 million.
- The result had BRL 180.2 million decrease in *Short Term Loans and Financing* reaching BRL 138.9 million.
  - According to the Management, the decrease in the quarter is explained by the payment of interest of qualified bond, partially offset by the accrual of interest.

Long term *loan and financing* increased BRL 1,211 million the quarter, totaling BRL 17,767 million Out of this total, loans *Domestic Currency* reached BRL 8,450 million. Loans in *Domestic Currency - related parties* totaled only BRL 5000. Finally, loans in *Foreign Currency* increased by BRL 904.8 million reaching BRL 9,317 million.

- According to the Management, the increase was caused by the increase in the accrual of interest in the quarter of additional debt as a result of mediation with the creditor and high devaluation of the real against the dollar in the quarter.

Statement

3rd QUARTER 2019

Table 6 – Balance Sheet, Liabilities

	(A) 06.30.2019	(B) – (A) Variation	(B) 09.30.2019 3rd quarter 19
Salaries, payroll burdens and benefits	319,318	9/8,111	417,429
Supplier	6,763,181	(119,409)	6,643,772
Lease payable	1,363,668	28,686	1,392,354
Loans and financing	319,006	28,686	1,392,354
Current taxes payable	794,188	16,243	810,431
Dividends and equity interest	6,170	(14)	6,156
Authorizations and concessions payable	35,513	3,558	39,071
Tax Refinancing Program	86,674	200	86,874
Provisions	502,981	7,854	510,835
Other obligations	1,338,350	(30,574)	1,307,776
Current liability	**11,529,049**	**(175,509)**	**11,353,540**
Suppliers	3,200,850	201,976	3,402,826
Lease payable	6,5530704	27,191	6,580,895
Loans and financing	16,555,307	1,211,434	17,766,741
Other taxes	7470498	194,122	941,620
Tax financing Program	372,508	(19,515)	352,993
Provisions	3,660,407	205,314	3,865,721
Provisions for Pension Funds	610,178	11,245	621,423
Provision for Investment loss	254,786	228,809	483,595
Other liabilities	6,224,657	315,051	6,539,708

1. Long term Suppliers gad BRL 202 million increase

2. Provision for Loss on Investment increased by BRL 229 million in the quarter

3. Other Long -term Liabilities had BRL 315 million decrease

Non-current Liabilities *(page 1 of 1)*

Long Term Loans and Financing had an increase by BRL 1,211 million in 3rd quarter.

The Total Liability of Debtors showed BRL 3,523 million reduction in the 3rd quarter 2019 in comparison with the previous quarter, due to BRL 175 million reduction of Current Liabilities and the BRL 2,376 million increase of Non-Current Liabilities , ad BRL 5,723 million reduction in Net Worth. The increase of BRL 2,376 million of **Non-Current Liabilities** was influenced by:

- 1. Item *Suppliers* showed an increase by BRL 202 million In quarter, reaching a level of BRL 3,403 million. According to Company, positive variation was caused by the short-term reclassification to long-term .
- 2 . *Provision for Loss in Investment* had an increase of BRL 228.8 million in the quarter, totaling BRL 483.6 million. The Company reported that the increase in Provision for Loss in Investment refers to the increase of the negative results of subsidiaries and associated companies of Oi Group.
- 3 . *Other Liabilities* had increase of BRL 315.0 million in the quarter, totaling BRL 6,540 million. The company reported that the increase is due to the adherence of tax installment procedures.

Statement

3rd QUARTER 2019

Table 7 – Balance Sheet, Net Worth

In thousands of BRL

	(A) 06/30/2019 2nd Quarter 19	09/30/2019 3rd Quarter 19
Current liabilities	**11,529,049**	**11,353,540**
Non-Current Liabilities	**38,179,895**	**40,555,522**
Stock capital paid-up	32,538,937	32,538,937
Capital Reserve	12,610,862	12,873,890
Accrued profit/ loss Previous Year	(17,530,108)	(17,727,954)
Accrued Profits/ Losses up to 2nd Quarter 2019	(990,642)	(990,642)
Profits/ Losses in 3rd Q 19		(5,746,889)
Cost of Issue of Shares	(791,439)	(793,746)
Adjustment on Assets Evaluation	(13,233)	(41,412)
Other comprehensive incomes	(183,619)	(194,940)
Net worth	**25,640,757**	**19,917,245**

Adjusts in Asses Evaluation had BRL 28.2 million variation.

Net Worth (page 1 of 1)

Consolidated Losses of Debtors in the 3rd quarter 2019 was BRL 5,747 million.

Other items of Net Worth with noted variations:

- 1. The *Assets Valuation Adjustments* shoed variation from BRL 28.2 million to negative value of BRL 41.4 million in 3 quarter 2019. According to the Company, the negative variation of the item is the exchange variations of companies in Africa, which currency was devalued against the Euro in the quarter.

FINANCIAL INFORMATION

4.3 Income Statement Of Debtors

INCOME STATEMENT OF DEBTORS

HIGHLIGHTS

Statement
3rd QUARTER 2019

- **Gross Operating Revenue** of Debtors decreased 1.6% in the quarter
- **Other Operational Expenses** of Debtors increased by BRL 3,186 million, to the level of BRL 3,477 million in the quarter
- **Result before Financial Result and Taxes** of Debtors was negative in BRL 3,439 million.
- **Financial Result** of Debtors closing of 3rd quarter 2019 with negative value of BRL 2,167 million.
- **The Consolidated Loss** of Debtors was BRL 5,747 million in 3 quarter 2019

Statement

3rd QUARTER 2019

Table 8 – Quarter Income Statement

In thousands of BRL

	A) 2nd quarter 2019	(b) – (A) Variation	(B) 3rd quarter 19	
Gross operational income	6,719,777	(105,149)	6,614,628	**1. 1.6 % Decrease of Gross Revenue**
gross Income deductions	(1,755,087)	19,927	(1,735,160)	
Net Income from Goods and/or Services Sale	**4,964,690**	**(85.222)**	**4,879,468**	
Cost of Services Rendered and Goods Sold	(3,896,902)	(22.035)	(3,918,937)	
Gross income	**1,067,788**	**(107.257)**	**960,531**	
Sales expenses	(995,364)	(61.934)	(1,057,298)	
General and administrative expenses	(565,233)	3,787	(561,446)	**2. Increase of R$ 573 million**
Other Operational Revenues	525,536	572,821	1,098,357	
Other Operational Expenses	(291,615)	(3.185.832)	(3,477,447)	**3. Increase of R$ 3,186 million**
Equity Results	(125,532)	(276.181)	(401,713)	
Operational expenses/ income	(1,452,208)	(2,947,339)	(4,39*9,547)	
Results before Financial Result and Taxes	(384,420)	(3,054,596)	(3,439,016)	
Financial income	(37,781)	1,553,401	1,515,620	**4. Financial income had BRL 1,553 million increase**
Financial expenses	(1,116,698)	(2,566,515)	(3,683,213)	**5. Financial Expenses shoed BRL 2,566 million increase**
Financial result	(1,154,479)	(1,013,114)	(2,167,593)	**6. Current item showed BRL 51 million reduction**
Current	34,541	(51,088)	(16,547)	
Deferred	(54,370)	(69,363)	(123,733	
Tax incentive, exploitation profit	(317)	317		
Income tax and social contribution on profit	(20,146)	(120,134)	(140,280)	

***Quarterly Income Statement (page** 1 of 2*

Consolidated Loss of BRL 5,747 million recorded by Debtors in 3rd Quarter 2019 was influenced by

- 1 . Gross Operational Income of Debtors showed BRL 105.1 million decrease (1.6% reduction) in 3rd quarter 2019 in comparison with the previous quarter, totaling BRL 6,615 million. According to information provided by Management, the reduction is concentrated in landline telephony in line with the reduction of terminals. The company added that the landline telephony follows the retraction process of market demand and its growing substitution by mobile, more specifically by data.
- 2 . *Other Operational Liabilities* of Debtors had increase of BRL 572.8 million in the quarter, totaling BRL 1,098 million. According to information provided by management, the increase is explained by the formation of PIS and Cofins credit on ICMS.
- 3 . *Other Operational Expenses* of Debtors had an increase of BRL 3,186 million in the quarter, totaling BRL 3,477 million. The Management reported that the variation was due to the record of impairment in the Added Value in Regulatory Licenses of Oi. S.A.

Adding the other operational items , the Debtors showed negative *Result before Financial Result and Taxes* of BRL 3,439 million in the third quarter 2019.

Statement

3rd QUARTER 2019

Table 8 – Quarter Income Statement

In

In thousands of BRL

	A) 2nd quarter 2019	(b) – (A) Variation	(B) 3rd quarter 19	
Gross operational income	6,719,777	(105,149)	6,614,628	**1. 1.6 % Decrease of Gross Revenue**
gross Income deductions	(1,755,087)	19,927	(1,735,160)	
Net Income from Goods and/or Services Sale	**4,964,690**	**(85.222)**	**4,879,468**	
Cost of Services Rendered and Goods Sold	(3,896,902)	(22.035)	(3,918,937)	
Gross income	**1,067,788**	**(107.257)**	**960,531**	
Sales expenses	(995,364)	(61.934)	(1,057,298)	
General and administrative expenses	(565,233)	3,787	(561,446)	**2 . Increase of R$ 573 million**
Other Operational Revenues	525,536	572,821	1,098,357	
Other Operational Expenses	(291,615)	(3.185.832)	(3,477,447)	**3 . Increase of R$ 3,186 million**
Equity Results	(125,532)	(276.181)	(401,713)	
Operational expenses/ income	(1,452,208)	(2,947,339)	(4,399,547)	
Results before Financial Result and Taxes	(384,420)	(3,054,596)	(3,439,016)	
Financial income	(37,781)	1,553,401	1,515,620	**4. Financial income had BRL 1,553 million increase**
Financial expenses	(1,116,698)	(2,566,515)	(3,683,213)	**5. Financial Expenses shoed BRL 2,566 million increase**
Financial result	(1,154,479)	(1,013,114)	(2,167,593)	**6. Current item showed BRL 51 million reduction**
Current	34,541	(51,088)	(16,547)	
Deferred	(54,370)	(69,363)	(123,733	
Tax incentive, exploitation profit	(317)	317		
Income tax and social contribution on profit	(20,146)	(120,134)	(140,280)	
Consolidated Profit Loss of period	(1,559,045)	(4,187,844)	(5,746,889	

Quarterly Income Statement (page 2 of 2)
Consolidated Loss of BRL 5,747 million recorded by Debtors in 3rd Quarter 2019 was influenced by:

4 . Financial Expenses of Debtors increased by BRL 1,553 million, to the positive level of BRL 1,516 million in the 3rd quarter 2019.
According to information provided by management, the variation is explained mainly by interest income and monetary variation, the fair value income of loans and financing and the monetary adjustment: of recovery related to PIS and COFINS on ICMS credits.

5 . Financial Expenses had increase of BRL 2,566 million in the 3rd quarter 2019, totaling BRL 3,683 million.
According to the Management, the increase refers mainly to exchange rate variation expenses on loans payable, monetary adjustment expenses of provisions for contingencies and the impact of the exchange variation to the onerous agreement.

6 . Current reduced by BRL 51.1 million, to the Negative level of BRL 16.5 million in the 3rd quarter 2019.
According to information provided by Management, the variation refers to the establishment of IR and CSLL payable in Oi Movel.

CREDITORS SERVICE

AJ remains dedicating to assist this Hon. Court in the organization of numerous documents received from other Courts requesting authorization to make constriction of Debtors' assets for payment first priority claims, in procedure that on the one hand, unites speed and security for the benefit of creditors, and on the other, allows the recovery of Oi Group and compliance with the PRJ.

For this purpose, this Management provides monthly in reorganization website (www.recuperacaojudicaloi.com.br), which already has 1,209,708 accesses, a list of official letters received by 7th Business Court and First Priority Claim paid by the Oi Group.

In relation to bankruptcy claims, continues to focus on answering questions on mediation procedures, clauses and compliance with the ratified Reorganization Plan, constantly being contacted by domestic and international creditors, whether by phone, telephone number +55 (21) 2272-9300, or by e-mail credoroi@wald.com.br.

Throughout the month, this Management accompanied the mediation procedure related to procedural steps under decision of pages
341,970/341,973. This mediation aims to encourage a settlement between creditors and debtors to define the credit value from an online platform, which already has more than 6 thousand settlements signed.

Moreover, this administration offers in the reorganization website a list of procedural steps already ruled, which is periodically updated.

SUMMARY OF STATEMENTS OF AJ IN RECORDS

AJ lists hereunder the statements submitted in the records of the electronic process after the last Monthly Activities Report with an indication of the respective pages.

Pages 413,940	Statement requiring the postponement of term for the presentation of the RMA for the month of August 2019, as the information necessary was not received for its preparation.	10/17/2019
Pages: 416,437	AJ statement informing the payment of first priority claim held by Mr. Jean Luiz Andrade Magalhães.	10/18/2019
Pages 417,431	Statement on: (i) the decision denied the request made by several bondholders creditors for the "maintenance of the petitioners in the payment plan provided in Clause 4.3.3.1. of PRJ "; (Ii) the official letter issued by the 23 JEC of Judicial District of the Capital of TJRJ requesting payment of first priority claim; and (Iii) the credit assignment informed by HSBC Bank Plc.	10/23/2019
Pages 420,097/420,098	Statement on: (i) the petition submitted by Knighthead Annuity & Life Assurance Company, Knighthead Master Fund, LP and Knighthead (NY) Fund, LP, in which they report that entered into Claim Assignment Contracts with HSBC Bank Plc; and (Ii) the presence of creditors holding of First Priority Claim in list as provided by art. 7, § 2 of Law 11.101 / 2005.	11/14/2019

SUMMARY OF STATEMENTS OF AJ IN RECORDS

AJ lists hereunder the statements submitted in the records of the electronic process after the last Monthly Activities Report with an indication of the respective pages.

Pages 420,100/ 420,129	Monthly Report of Activity for the month of August 2019.	11/14/2019
Pages 420,186	Statement requiring the postponement of term for the presentation of the RMA for the month of September 2019, as the information necessary was not received for its preparation.	11/18/2019

SUMMARY OF STATEMENTS OF AJ IN RECORDS

Resources on which Manager submitted the statements:

0041273-90.2019.8.19.0000	Appeal filed by Debtors against the decision (i) granted the reopening of the deadline for settlement of *bonds* presented by *bondholders* Alvaro and Antonieta; and (ii) declared the first priority claim of creditor Amanda Moreira Joaquim.	11/28/2019
0064265-45.2019.8.19.0000	Appeal filed by Bankruptcy estate of Retebras against the determination of issue of official letter to the Business Law Court, Business Restructuring and Bankruptcy of Porto Alegre - RS, to the transfer of amounts deposited in the bankruptcy.	12/10/2019

In addition, in response to the official letters and requests addressed directly to AJ by various Courts in the Country, the Trustee submitted the several statements in proceedings filed against the Debtors.

THE INSPECTION ON FULFILLMENT OF REORGANIZATION PLAN

The Reorganization Plan ("PRJ") presented by Debtors was approved by the Creditors present at the Creditors' Meeting held on 12.19.2017, and ratified , with exception by this Court under the terms of the decision on page. 254,741/254,756.

Thus, this Management remains focused on the inspection on compliance with obligations by the Debtors of ratified PRJ, therefore, held regular meetings with the Company and analyzed all relevant documentation.

As a result of this inspection, AJ informs that in the months of **September** and **October** 2019, were due only the obligations that have maturity related to the final judgment of the case of origin as set forth in the Reorganization Plan. Every month, this Management receives the List of labor claims settled over the month, due to the end of the grace period (180 days from the final judgment of the origin action - clause 4.1.1 of the PRJ).

Finally, with regard to mediation with unliquidated claims, AJ informs that continues to follow the procedure and operation of the FGV Platform, available for access since 26.7.2018.

AVENIDA FRANKLIN ROOSEVELT,

Nº 115, 4º ANDAR

CEP 20021-120

RIO DE JANEIRO, RJ – BRASIL

AVENIDA JUSCELINO KUBITSCHECK,

Nº 510,8º andar

CEP 04543-906

São Paulo, SP - Brasil

Rua James Joule,
nº 92, 10º andar
Brooklin Novo,
CEP 04576-080
São Paulo, SP - Brasil